Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

INVITROGEN CORPORATION,

ATOM ACQUISITION, LLC

and

APPLERA CORPORATION

Dated as of June 11, 2008

Section 8.11	Entire Agreement; No Third-Party Beneficiaries	97
Section 8.12	Headings	97
Section 8.13	Interpretation	97
Section 8.14	Definitions	98

Exhibit A – Form of the Company Affiliate Agreement

AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2008 (the “Agreement”), among Invitrogen Corporation, a Delaware corporation (“Parent”), Atom Acquisition, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Applera Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent and the Company, and the Board of Managers of Merger Sub, have determined that it is advisable and fair to and in the best interests of Parent, the Company and Merger Sub, respectively, and the stockholders of Parent and the Company and the sole member of Merger Sub, respectively, for Parent and the Company to engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS, in furtherance of the foregoing, at the Effective Time (as defined in Section 1.3) the parties hereto intend to effect a merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub being the Surviving Company (as defined in Section 1.1), all in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and subject to the conditions set forth herein; and

WHEREAS, prior to the Effective Time, the Company intends to redeem all of the issued and outstanding shares of the Company’s Celera Group Common Stock (as defined in Section 3.2(a)) in exchange for shares of common stock, par value $.01 per share, of Celera Corporation, a Delaware corporation (“Celera Corporation”), as a result of which the Company’s Celera Group tracking stock business (the “Celera Group”) will be split off and be owned by the former holders of the Celera Group Common Stock (the “Celera Separation”); and

WHEREAS, the respective Boards of Directors of Parent and the Company, and the Board of Managers of Merger Sub, have approved and declared the Merger advisable, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, subject to the fiduciary duties of the Company’s Board of Directors under applicable Laws (as defined in Section 3.7(a)) and Section 5.4(d) of this Agreement, the Board of Directors of the Company has resolved to recommend to the Company’s stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of Parent has approved, and resolved to recommend to Parent’s stockholders the approval of, the issuance of shares of Parent Common Stock (as defined in Section 4.2(a)) in connection with the Merger (the “Stock Issuance”); and

WHEREAS, immediately following execution of this Agreement, Parent, as the sole member of Merger Sub, will act by written consent to approve and adopt this Agreement and approved the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger as set forth herein; and

WHEREAS, for United States federal income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368 of the Code; and

WHEREAS, terms used but not defined herein shall have the respective meanings ascribed to such terms in Section 8.14, unless otherwise noted.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving company (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the DLLCA.

Section 1.2 Closing. The closing of the Merger shall take place at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second Business Day (as defined in this Section 1.2) after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions set forth in Article VI (other than those that are to be satisfied by action at the Closing) at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York 10020, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI of this Agreement (other than those that are to be satisfied by action at the Closing) shall not have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived. As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and the DLLCA and, as promptly as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL and the DLLCA. The

Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5 Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

(a) Subject to Section 5.12 of this Agreement, at the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided by the DLLCA or therein, except that as of the Effective Time, Paragraph 1 of the certificate of formation of the Surviving Company shall be amended to reflect the name of the Company (or a variation thereof) as the name of the Surviving Company.

(b) Subject to Section 5.12 of this Agreement, at the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall become the limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided by the DLLCA, the certificate of formation of the Surviving Company and such limited liability company agreement.

Section 1.6 Managers. The managers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(d), 2.1(e) and 2.3, each issued and outstanding share (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)) of Applera Corporation – Applied Biosystems Group Common Stock, par value $.01 per share (“Company Common Stock” or “Shares”), which prior to the Effective Time and by virtue of the Celera Separation will be the only class of common stock of the Company then outstanding, shall thereupon be converted into and shall thereafter represent the right to receive the following consideration (the “Merger Consideration”):

(i) Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a “Mixed Consideration Electing Share”) and each Non-Electing Company Share (as that term is defined in Section 2.2(c) of this Agreement) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (x) $17.10 in cash (the “Per Share Cash Amount”) and (y) 0.4543 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Mixed Election Stock Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d) of this Agreement.

(ii) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a “Cash Electing Company Share”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $38.00 in cash without interest (the “Per Share Cash Election Consideration”); except that if (A) the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of the Per Share Cash Amount and the total number of shares of Company Common Stock (other than the Cancelled Shares, as such term is defined in Section 2.1(b) of this Agreement) issued and outstanding immediately prior to the Effective Time minus (y) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Company Shares) and the Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Electing Company Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

(iii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) is properly made and not revoked or lost pursuant to Section 2.2 (each, a “Stock Electing Company Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 0.8261 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d) (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(e), the “Stock Consideration”), except that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Electing Company Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

(iv) If the Twenty-Day VWAP is less than $46.00 per share of Parent Common Stock, the holder of each share of Company Common Stock which is converted pursuant to Section 2.1 into a right to receive any portion of the Merger Consideration in the form of shares of Parent Common Stock shall, in addition, receive an amount in cash without interest equal to the product of (x) the portion of a share of Parent Common Stock which such holder has a right to receive multiplied by (y) the lesser of (A) $46.00 minus the Twenty-Day VWAP and (B) $2.31.

(v) As used in this Agreement, the following terms shall have the following meanings:

“Twenty-Day VWAP” means the arithmetic average of the Weighted Average Price of the Parent Common Stock on each trading day during the twenty (20) consecutive trading days immediately preceding the third (3rd) Business Day prior to the Effective Time.

“Principal Market” means the Nasdaq National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York City Time, and ending at 4:00 p.m., New York City Time, as reported by Bloomberg Financial Markets, or any successor thereto (“Bloomberg”), through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City Time, as reported by Bloomberg. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually agreed upon by Parent and the Company. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b) Company, Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is issued and held by the Company or any of the Company’s direct or indirect wholly owned Subsidiaries, and each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

(c) Conversion of Merger Sub Interests. Each issued and outstanding limited liability company interest of Merger Sub shall be converted into one validly issued limited liability company interest of the Surviving Company.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted; provided, however, that nothing contained in this Section 2.1(d) shall be deemed to permit any action that Parent or the Company is otherwise prohibited from taking pursuant to this Agreement or to effect any such adjustment as a result of the Celera Separation.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a) of this Agreement, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to be Mixed Consideration Electing Shares that have been converted at the Effective Time into, and shall have become, the right to receive the Mixed Consideration as provided in Section 2.1(a)(i) of this Agreement. The Company shall serve prompt written notice (but in any event within 48 hours) to Parent of any demands for appraisal of any shares of Company Common Stock and any withdrawals of such demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.2 Company Election Procedures.

(a) Not less than ten (10) Business Days prior to the mailing of the Joint Proxy Statement (as defined in Section 3.12), Parent shall designate a bank or trust company to act as exchange agent hereunder (the “Exchange Agent”), which Exchange Agent shall be reasonably acceptable to the Company, for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) and shares of Company Common Stock represented by book-entry (“Company Book-Entry Shares”).

(b) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Company Common Stock other than Dissenting Shares shall be entitled to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election, a Stock Election or a Mixed Election.

(c) Parent shall prepare and file as an exhibit to the Form S-4 (as defined in Section 3.12) a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only upon proper delivery of the Form of Election and any Certificates. The Company shall mail the Form of Election with the Joint Proxy Statement to all persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders’ Meeting (as defined in Section 5.5(b)). The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Stock Election or a Mixed Election with respect to any shares of Company Common Stock held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, a “Non-Electing Company Share”). The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become record holders of shares of Company Common Stock during the period between the record date for the Company Stockholders’ Meeting and the Election Date.

(d) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (1) the date of the Company Stockholders’ Meeting or (2) if the Closing Date is more than four Business Days following the Company Stockholders’ Meeting, two (2) Business Days preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Company Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.

(e) Parent and the Company shall publicly announce the anticipated Election Date at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(f) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII of this Agreement. If a Cash Election or Stock Election is revoked, the shares as to which such election previously applied shall be treated as Mixed Consideration Electing Shares in accordance with Section 2.1(a)(i) unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.2(d). Certificates will not be returned to holders, and the accounts of holders of Company Book-Entry Shares will not be credited at the Depository Trust Company, unless the holder so requests.

(g) The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.2 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.1(a), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 2.2 for the implementation of the Cash Elections, Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

Section 2.3 Exchange of Certificates.

(a) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the equity holders of the Company entitled to receive the Merger Consideration pursuant to this Agreement, (i) certificates or, at Parent’s option, evidence of shares in book-entry form, representing shares of Parent Common Stock (the “Parent Certificates”) in denominations as the Exchange Agent may reasonably specify and (ii) cash, in each case, as is issuable or payable, respectively, pursuant to this Article II in respect of shares of Company Common Stock for which Certificates or Company Book-Entry Shares have been properly delivered to the Exchange Agent or the cash to be paid in lieu of fractional shares. Such Parent Certificates (or evidence of book-entry form, as the case may be) and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Company Book-Entry Shares whose shares were converted into the Merger Consideration, pursuant to Section 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if applicable, shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or Company Book-Entry Shares in exchange for the Merger Consideration. (x) Each former stockholder of the Company who properly made and did not revoke a Cash Election, Stock Election or Mixed Election shall be entitled to receive in exchange for such stockholder’s Cash Electing Company Shares, Stock Electing Company Shares or Mixed Consideration Electing Shares, as the case may be; and (y) each holder of Non-Electing Company Shares, upon surrender to the Exchange Agent of a Certificate or Company Book-Entry Shares, as applicable, representing such Non-Electing Company Shares together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, shall be able to exchange therefor, the following:

(i) the number of whole shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Company Book-Entry Shares, as applicable, were converted in accordance with this Article II (after taking into account all shares of Company Common Stock to which an election or non-election were made), and such Certificates or Company Book-Entry Shares so surrendered shall be forthwith cancelled, and

(ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to this Section 2.3(b)) equal to (I) the amount of cash (including the Per Share Cash Election Consideration and cash in lieu of fractional interests in shares of Parent Common Stock to be paid pursuant to Section 2.3(e)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Company Book-Entry Shares, as applicable, were converted in accordance with this Article II, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.3(c). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Parent Certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate or Company Book-Entry Shares so surrendered are registered if such Certificate (if applicable) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income Taxes (as defined in Section 3.15(l)) required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or Company Book-Entry Shares or establish to the reasonable satisfaction of Parent that any such Tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to withhold or deduct under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent. Until surrendered as contemplated by this Section 2.3, each Certificate or Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II and cash, if any, in lieu of any fractional share in accordance with Section 2.3(e). No interest will be paid or will accrue on any cash payable to holders of Certificates or Company Book-Entry Shares under the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time, or that are payable to the holders of record thereof who become such on or after the Effective Time, shall be paid to the holder of any unsurrendered Certificate or Company Book-Entry Share until such Certificate or Company Book-Entry Shares are surrendered as provided in this Article II. All such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock which are to be paid in respect of the shares of Parent Common Stock to be received upon surrender of the Certificate or Company Book-Entry Shares shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Company Book-Entry Shares in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws and Laws with respect to the withholding of Taxes, following surrender of any such Certificate or Company Book-Entry Shares there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent sufficient cash for the purpose of satisfying its obligations under clause (i) above.

(d) No Further Ownership Rights in Company Common Stock. The transfer of shares of Parent Common Stock issued upon the surrender for the applicable Merger Consideration in accordance with the terms of this Article II (including distributions and dividends paid pursuant to Section 2.3(c) and any cash paid in lieu of fractional shares pursuant to Section 2.3(e)) shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Company Book-Entry Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Company Book-Entry Shares are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

(e) No Fractional Shares.

(i) No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Company Book-Entry Shares, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) As promptly as practicable following the Effective Time, the Surviving Company shall pay to the Exchange Agent, for the benefit of each holder of Company Common Stock, an amount in cash, if any, equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the Nasdaq Global Select Market (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the day of the Effective Time. To the extent that the Exchange Agent shall sell shares of Parent Common Stock included in the Exchange Fund in order to satisfy Parent’s obligation to pay cash in lieu of fractional shares, Parent shall pay any commissions, transfer Taxes and other out-of-pocket transaction costs in connection with such sale, if any.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Company Book-Entry Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates or Company Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(g) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Company Book-Entry Shares are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.3, except as otherwise provided by Section 2.1(e).

(h) No Liability. None of the Company, Parent, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Company Book-Entry Shares shall not have been surrendered prior to such date on which any Merger Consideration, any cash payable to the holder of such Certificate or Company Book-Entry Shares pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate or Company Book-Entry Shares would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate or Company Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holders of the Certificates or Company Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(i) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in accordance with this Article II in respect thereof.

Section 2.4 Treatment of Equity Compensation Grants.

(a) Stock Options. At the Effective Time, each outstanding unexpired and unexercised option to purchase or acquire a share of Company Common Stock under the Company Equity Plans (each, a “Company Stock Option”) shall vest and become fully exercisable, whether or not then vested or subject to any performance condition that has not been satisfied. At the Effective Time, each Company Stock Option shall be converted into an option to purchase the number of shares of Parent Common Stock equal to the product of (x) the Stock Option Conversion Fraction (as defined in this Section 2.4(a)) multiplied by (y) the number of shares of Company Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such Company Stock Option (rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest cent) equal to the exercise price for each such share of Company Common Stock subject to a Company Stock Option divided by the Stock Option Conversion Fraction, and all references to the Company in each such option shall be deemed to refer to Parent, where appropriate. The other terms of such Company Stock Options shall continue to apply in accordance with their terms, including pursuant to such preexisting terms and conditions, provided, however, that Parent shall treat each Company Stock Option as fully vested and exercisable. Each Company Stock Option converted pursuant to the terms of this Section 2.4(a) shall be referred to as a “Parent Exchange Option.” In connection with the issuance of Parent Exchange Options, Parent shall reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Exchange Options pursuant to this Section 2.4(a). As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder of an outstanding Parent Exchange Option a document evidencing the foregoing assumption by Parent. Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act on the Closing Date with respect to the shares of Parent Common Stock subject to Parent Exchange Options and shall use its commercially reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of the Parent Exchange Options. For purposes of this Section 2.4(a), the “Stock Option Conversion Fraction” shall mean the Exchange Ratio subject to adjustment in accordance with Section 2.1(d).

The number of shares subject to any Parent Exchange Option and the exercise price per share of such Parent Exchange Option shall be determined in a manner which would not result in the conversion of Company Stock Options into Parent Exchange Options being treated as a new grant of stock options under Section 409A of the Code, and the Company and Parent shall agree upon any adjustments to this Section 2.4(a) necessary to avoid such new grant of stock options.

(b) Employee Stock Purchase Plans. The Company shall take all actions necessary, subject to applicable Law, pursuant to the terms of the Applera Corporation 1999 Employee Stock Purchase Plan, as amended, and any other applicable employee stock purchase plan (collectively, including sub-plans adopted under such plan for the benefit of employees outside the U.S, the “ESPPs”) in order to (i) ensure that no offering periods under the ESPPs commence after the date hereof, (ii) if necessary, shorten the offering period under the ESPPs in effect at the Effective Time (the “Current Offering”), such that the Current Offering shall terminate immediately prior to the Effective Time, (iii) if (ii) above is necessary, permit participants in the ESPPs to exercise, effective as of immediately prior to the Effective Time, any purchase rights existing immediately prior to the Effective Time under the ESPPs to acquire shares of Company Common Stock at the purchase price set forth in the ESPPs, and (iv) refund to participants in the ESPPs the funds that remain in the participants’ accounts after any such purchase. The Company shall take any and all actions (but subject to compliance with the terms and conditions of awards and applicable Law in jurisdictions outside the United States) as may be necessary to terminate the ESPPs as of the Effective Time.

(c) Restricted Stock. As of the Effective Time, each outstanding share of Company Common Stock granted under the Company 1999 Plan or otherwise that is subject to restrictions (each, a share of “Restricted Stock”) which have not lapsed immediately prior to the Effective Time shall become fully vested and treated as Mixed Consideration Electing Shares pursuant to Section 2.1(a)(i).

(d) Restricted Stock Units. As of the Effective Time, each outstanding right to receive Company Common Stock pursuant to a stock unit award granted under any Company Equity Plan that is subject to restrictions (each, a “Restricted Stock Unit Award”) which have not lapsed immediately prior to the Effective Time shall become fully vested. As of the Effective Time, each such Restricted Stock Unit Award shall be settled in shares of Company Common Stock in accordance with the terms of such Restricted Stock Unit Award, all of which Shares shall be treated as Mixed Consideration Electing Shares pursuant to Section 2.1(a)(i).

(e) Stock Units. Immediately prior to the Effective Time, each outstanding right to receive shares of Company Common Stock pursuant to a stock unit award or deferred stock award under any Company Equity Plan or the Applera Corporation Director Stock Purchase and Deferred Compensation Plan (each, a “Stock Unit Award”) that is held by a director who will not become a director of Parent as of the Effective Time pursuant to Section 5.17 shall be fully vested and settled in shares of Company Common Stock, but treated in any case in accordance with the terms of such Stock Unit Award and such director’s election form. All such shares of Company Common Stock issued pursuant to the immediately preceding sentence shall be treated as Stock Electing Company Shares pursuant to Section 2.1(a)(iii). As of the Effective Time, each outstanding Stock Unit Award that is held by a director who will become a director of Parent as of the Effective Time pursuant to Section 5.17 shall be assumed by Parent. Subject to, and in accordance with, the terms of the applicable Company Equity Plan or the Applera Corporation Director Stock Purchase and Deferred Compensation Plan and any applicable award certificate or other agreement, each Stock Unit Award referenced in the immediately preceding sentence shall be converted into the right to receive the number of shares of Parent Common Stock (or an amount in respect thereof for cash-settled Stock Unit Awards) equal to the number of shares of Company Common Stock subject to the Stock Unit Award, multiplied by the Exchange Ratio, subject to adjustment in accordance with Section 2.1(d) (rounded down to the nearest whole number of shares of Parent Common Stock). Each such Stock Unit Award shall have the same terms and conditions as were in effect immediately prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any section of a filed Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or in the corresponding section of the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that (x) disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure, (y) no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company is a party exists or has actually occurred and (z) with the exception of the representation regarding capitalization set forth in Section 3.2 of this Agreement, all references in this Article III to the “Company” or its “Subsidiaries” shall be deemed to be references to the Company and its Subsidiaries after giving effect to the consummation of the Celera Separation substantially in accordance with the terms of the Separation Agreement, dated as of May 8, 2008, by and between the Company and Celera Corporation (the “Separation Agreement”)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in this Section 3.1) on the Company. As used in this Agreement, the term “Material Adverse

Effect” on or with respect to the Company or Parent, as the case may be, means any effect, change, fact, event, occurrence, development or circumstance (any such item, an “Effect”) that (A) is or would reasonably be expected to result in a material adverse effect on or change in the financial condition, properties, business, results of operations, or net assets of the Company and all of its Subsidiaries, taken as a whole, or Parent and all of its Subsidiaries, taken as a whole, or (B) would reasonably be expected to result in criminal sanctions or prohibit or materially restrict or impede the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been, or will be, a “Material Adverse Effect” on or with respect to the Company or the Parent, as the case may be: any Effect caused by or resulting from (i) general changes or developments in the industry in which the Company and its Subsidiaries or Parent and its Subsidiaries operate, as applicable, (ii) political instability, acts of terrorism or war, (iii) any change affecting the United States economy generally or the economy of any region in which such party or any of its Subsidiaries conducts business that is material to the business of such party and its Subsidiaries, (iv) any change in the Company’s stock price or trading volume or Parent’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (v) any failure, in and of itself, by the Company or Parent to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (vi) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, to the extent due to the announcement and performance of this Agreement or the identity of Parent, in the case of the Company, or the identity of the Company, in the case of Parent, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (vii) any change in any applicable Law, rule or regulation or GAAP (as defined in Section 3.4(b)) or interpretation thereof after the date hereof, (viii) the execution and performance of or compliance with this Agreement, including any action taken with the consent of the other party, or (ix) any claim, action, suit or proceeding alleging breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, unless, in the case of clause (i), (ii), (iii) or (vii) above, such Effect has had or would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties, business, results of operations net assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, relative to other affected persons. For purposes of the proviso to the immediately preceding sentence, if an Effect has a materially disproportionate adverse impact on the financial condition, properties, business, results of operations or net assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, relative to other affected persons, then for purposes of determining whether a Material Adverse Effect has occurred, (i) only the extent to which such Effect has disproportionately affected such party shall be taken into account and (ii) the determination of whether a Material Adverse Effect has occurred shall be based on (x) the incremental impact of such Effect on such party relative to other persons and (y) whether such incremental impact itself constitutes a Material Adverse Effect. The copies of the Company’s certificate of incorporation and by-laws which have been delivered to Parent are complete and correct copies thereof, each as amended through the date hereof. The Company is not in violation of any provision of its certificate of incorporation or by-laws.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company that, as of the date of this Agreement and after giving effect to the Celera Separation, are significant subsidiaries (as defined in Rule 1-02 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”)) (the “Company Significant Subsidiaries”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Company Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Each of the Company’s Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.2 Capital Stock.

(a) As of May 30, 2008, the authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock, 225,000,000 shares of Applera Corporation—Celera Group Common Stock, par value $0.01 per share (“Celera Group Common Stock”), and 10,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of May 30, 2008, (i) 168,890,728 shares of Company Common Stock were issued and outstanding, (ii) 80,000,544 shares of Celera Group Common Stock were issued and outstanding, and (iii) no shares of Company Preferred Stock were issued or outstanding. As of May 30, 2008, the following numbers of shares of Company Common Stock and Celera Group Common Stock were subject to outstanding grants under the Company Equity Plans (as defined in this Section 3.2(a)): (1) 20,549,303.52 shares of Company Common Stock were issuable upon the exercise or settlement of (A) Company Stock Options outstanding under The Perkin-Elmer Corporation 1996 Stock Incentive Plan, The Perkin-Elmer Corporation 1997 Stock Incentive Plan and The Perkin-Elmer Corporation 1998 Stock Incentive Plan (collectively, the “Company Inactive Equity Plans”) and under the Company’s Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan (the “Company 1999 Plan” and, together with the Company Inactive Equity Plans, the “Company Equity Plans”), (B) Restricted Stock Unit Awards outstanding under the Company 1999 Plan and (C) Stock Unit

Awards outstanding under the Company Equity Plans and the Applera Corporation 1993 Director Stock Purchase and Deferred Compensation Plan; (2) 7,641,983.10 shares of Celera Group Common Stock were issuable upon the exercise or settlement of (A) options under the Company Inactive Equity Plans and under the Company’s Celera Group Amended and Restated 1999 Stock Incentive Plan (the “Celera 1999 Plan”), (B) restricted stock unit awards outstanding under the Celera 1999 Plan and (C) stock unit awards outstanding under the Company Inactive Plans, the Celera 1999 Plan and the Applera Corporation 1993 Director Stock Purchase and Deferred Compensation Plan; and (3) 15,478 shares of Celera Group Common Stock were issuable upon the exercise of options outstanding under the Axys Pharmaceuticals, Inc. 1997 Equity Incentive Plan, the Axys Pharmaceuticals, Inc. 1997 Non-Officer Equity Incentive Plan, and the Axys Pharmaceuticals, Inc. 1989 Stock Plan. As of May 30, 2008, (x) 28,757,307 shares of Company Common Stock were reserved for issuance under the Company 1999 Plan; (y) 11,579,792 shares of Celera Group Common Stock were reserved for issuance pursuant to the Celera 1999 Plan; and (z) 50,000 shares of Company Preferred Stock were designated as Series A Preferred Stock, par value $0.01 per share, and 30,000 shares of Company Preferred Stock were designated as Series B Preferred Stock, par value $0.01 per share, and both the Series A Preferred Stock and the Series B Preferred Stock were reserved for issuance upon the exercise of preferred share purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated April 28, 1999, and amended April 17, 2002, between the Company and EquiServe Trust Company, N.A., as successor in interest to Fleet National Bank, N.A. (f/k/a BankBoston, N.A.), as rights agent (the “Company Rights Agreement”). All of the outstanding shares of Company Common Stock and Celera Group Common Stock are, and all shares of Company Common Stock and shares of Celera Group Common Stock reserved for issuance as noted in clauses (1)-(3), and (x)-(y) above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of pre-emptive rights. Upon the completion of the Celera Separation, (i) all Celera Group Common Stock will be redeemed and (ii) holders of options, restricted stock unit awards, and stock unit awards described in clause (2) above will become holders of such options, restricted stock unit awards, and stock unit awards that are exercisable for, or that are convertible or issue into, common stock of Celera Corporation and will no longer be holders of Celera Group or Company options, restricted stock unit awards, or stock unit awards, and no such holders shall have any right to receive any payment from the Company or pursuant to this Agreement or otherwise with respect thereto.

(b) Except as set forth in subsection (a) above, as of the date hereof: (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock or Celera Group Common Stock that were issued after May 30, 2008, but were reserved for issuance as set forth in subsection (a) above, shares of Company Common Stock, Celera Group Common Stock, and stock unit awards representing rights to receive such classes of stock that were issued to directors in connection with their June 2008 compensation payment, and shares of Company Common Stock and Celera Group Common Stock that were issued (or are issuable) pursuant to the ESPPs, and (ii) other than rights to purchase shares of Company Common Stock and Celera Group Common Stock pursuant to the ESPPs, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of May 30, 2008, of the aggregate number of (i) shares of Company Common Stock subject to options to acquire shares of such Company Common Stock, (ii) shares of Restricted Stock, (iii) shares of Company Common Stock subject to Restricted Stock Unit Awards; and (iv) Stock Unit Awards, in each case, outstanding under the Company Equity Plans or under any other equity incentive plan of the Company and its Subsidiaries (other than any such awards relating to the Celera Group Common Stock and excluding rights under the ESPPs).

(d) Neither the Company nor any of its Subsidiaries (excluding the Celera Group) has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or such Subsidiary on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries (excluding the Celera Group) is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries (excluding the Celera Group).

(f) Neither the Company nor any Subsidiary of the Company (excluding the Celera Group) owns, directly or indirectly, any amount of capital stock or other equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity other than interests in another Subsidiary which is material to the Company (excluding the Celera Group).

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.20 of this Agreement), to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the (i) Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has determined (x) that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and (y) to recommend that such stockholders vote in favor of the approval and adoption of this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL and the DLLCA, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) the Exchange Act, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) any applicable non-United States competition, antitrust and investment laws, including any required notifications and filings under Council Regulation (EC) 139/2004 of the European Community, as amended (the “ECMR”), (vi) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule, and (vii) the rules and regulations of the New York Stock Exchange (the “NYSE”) (the consents and approvals referenced in clauses (i) through (vii) above being collectively referred to herein as the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss, alteration or impairment of a material benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of the Company, as amended (the “Company Organizational Documents”) or the certificate of incorporation or by-laws or other equivalent organizational documents, in each case, as amended, of any of the Company’s Subsidiaries, or (iii) conflict with or violate any Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, statements, documents and reports together with any amendments with respect thereto required to be filed or furnished by it prior to the date hereof with the SEC since July 1, 2006 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company

SEC Documents complied in all material respects, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act (as defined in Section 3.5), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company reports is the subject of ongoing SEC review. None of the Company Subsidiaries is required to file reports with the SEC pursuant to the Exchange Act. As used herein (except with respect to Section 3.8 and Section 4.8), “knowledge,” with respect to the Company, shall mean the actual knowledge of the persons listed in Section 3.4 of the Company Disclosure Schedule, and with respect to Parent, shall mean the actual knowledge of the persons listed in Section 4.4 of the Parent Disclosure Schedule.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects, and included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries (for the avoidance of doubt, the representations in this Section 3.4(b) shall not relate to the operations of the Celera Group or the financial reporting thereof), as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP“) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since July 1, 2006, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

Section 3.5 Sarbanes-Oxley Compliance. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to the Company. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the

Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

Section 3.6 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or as disclosed in the notes thereto) included in the Company SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since June 30, 2007, (iii) liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (iv) liabilities and obligations arising after June 30, 2007, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company, nor any Subsidiary of the Company (including, for this purpose only, the entity listed in Section 3.6 of the Company Disclosure Schedule, but only as to the proportionate share of any liability or obligation of such entity that is allocable to the Company), has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or be required disclosure in the notes thereto).

Section 3.7 No Violation of Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign treaty, law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) applicable to the Company, such Subsidiaries or any of their respective properties or assets, including, without limitation, all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and the Foreign Corrupt Practices Act of 1977, as amended, the Occupational Safety and Health Act, the Toxic Substances Control Act, restrictions on technology transfer, import, export and customs regulations, statutes and regulations relating to government contracting, and Laws pertaining to privacy, data protection, and the collection and use of personal information, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of Sarbanes-Oxley Act matters, environmental, employee benefits, tax, labor or regulatory compliance matters, which are the subject of the representations and warranties made in Sections 3.5, 3.8, 3.9, 3.15, 3.16 and 3.22 of this Agreement, respectively.

(b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity required for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All

Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.8 Environmental Laws and Regulations. (a) The Company and each of its Subsidiaries are and, except with respect to matters that have been fully and finally resolved, have been, since July 31, 2003, in compliance with all applicable Laws relating to pollution or protection of human health, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all Company Permits that are required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such non-compliance or failure to possess such Company Permits as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (b) neither the Company nor any of its Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation on the part of the Company or its Subsidiaries to conduct investigations or clean-up activities under Environmental Law, alleging non-compliance with any Environmental Law, or alleging liability under any Environmental Law or under common law with respect to matters relating to pollution or protection of human health, the environment or natural resources, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (collectively, “Company Environmental Claims”), and, to the Company’s knowledge, there are no facts, circumstances or conditions existing, initiated or occurring as of the date hereof which provide a basis for Company Environmental Claims which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (c) neither the Company nor any of its Subsidiaries has agreed to assume the liability of any other person arising under Environmental Law or under common law with respect to matters relating to pollution or protection of human health, the environment or natural resources which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Section 3.8 and Section 4.8, “knowledge“ of any person means the actual knowledge of the executive officers, of such person, which shall include the principal executive, financial and operating officers of each such person and the operating officer of each such person with principal responsibility for compliance with Environmental Law.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material (i) employee benefit plans, programs and policies (including, for the avoidance of doubt, retirement benefit schemes) maintained by, sponsored or participated in by the Company and its Subsidiaries in which any current or former employees or directors of the Company or its Subsidiaries participate, except to the extent providing benefits imposed or implied by applicable foreign Law (collectively, the “Company Plans”), and (ii) contracts, offer letters and agreements of the Company or its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has an obligation to provide compensation and/or benefits in consideration for past, present, or future services (a “Company Individual Agreement”). The Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Company Qualified Plans”).

(b) The Internal Revenue Service has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust that has not been revoked, and the Company knows of no existing circumstances that would reasonably be expected to materially and adversely affect the qualified status of any Company Qualified Plan or the related trust.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) all Company Plans are in compliance with and have been administered in compliance with their governing provisions and all applicable requirements of Law, including, but not limited to, the Code and the Employee Retirement Income Security Act of 1974 (“ERISA”) as well as any similar international, foreign, national, state or local Law; (ii) the Company has not incurred any material liability under Title IV of ERISA which has not been satisfied in full, and no event has occurred and no condition exists that would reasonably be expected to result in the Company incurring a material liability under Title IV of ERISA; and (iii) none of the Company or its Subsidiaries is required to contribute to, or during the six-year period ending on the Closing will have been required to contribute to, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d) With respect to each Company Plan and Company Individual Agreement, the Company has heretofore delivered or made available to Parent copies of each of the following documents: (i) a copy of the Company Plan or Company Individual Agreement or other governing documentation (including amendments thereto); (ii) a copy of the most recent Summary Plan Description (as defined in ERISA), if required under ERISA; and (iii) with respect to each Company Qualified Plan, a copy of the most recent determination letter received from the Internal Revenue Service.

(e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any employee of the Company or any its Subsidiaries to severance pay or compensation payments or any other benefits or rights, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee, except as expressly provided in this Agreement.

(f) There is no contract, agreement, plan or arrangement with any Company Employee to which the Company or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(g) With respect to each Company Plan that is not subject to United States Law (a “Company Foreign Benefit Plan”): (i) all employer and employee contributions to each Company Foreign Benefit Plan required by Law or by the terms of such Company Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for such failures to register or maintain as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.10 Absence of Certain Changes or Events. From June 30, 2007, through the date hereof, the Company and each of its Subsidiaries have conducted their business in the ordinary course of such business consistent with past practice, except as contemplated by this Agreement in connection with the Merger and the transactions contemplated thereby. From June 30, 2007, through the date hereof, except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries has engaged in any transaction or series of transactions material to the Company and its Subsidiaries in the aggregate, other than in the ordinary course of business consistent with past practice, and there have not been (a) any Effects on or with respect to the Company that constitute a Material Adverse Effect on the Company; (b) any issuance by the Company, or agreement or commitment of the Company to issue, any shares of capital stock or securities convertible into or exercisable or exchangeable for, or that evidence the right to subscribe for or acquire, shares of capital stock, other than (i) grants of Company Stock Options, Restricted Stock (and Stock Unit Awards issued in lieu of Restricted Stock issued to directors who elect to defer stock awards), Restricted Stock Unit Awards, Company Common Stock issued to any director who elects to receive compensation in the form of stock rather than cash (and Stock Unit Awards issued in lieu of such Company Common Stock to any director who elects to defer receipt of such Company Common Stock), or other equity grants for compensatory purposes, and the grants of rights to acquire stock under the ESPPs (including issuances of shares of Company Common Stock pursuant to the ESPPs upon conversion of rights to purchase Celera Group Common Stock into rights to purchase Company Common Stock in connection with the Celera Separation) and (ii) issuances of Shares upon exercise, vesting, or payout, as applicable, of outstanding Stock Options, Restricted Stock Unit Awards, Stock Unit Awards, and rights under the ESPPs; (c) any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries, other than pursuant to publicly disclosed stock repurchase programs or as directed by a participant in any Company Equity Plan, as permitted by the terms of such plan; (d) any material change in accounting principles, practices or methods, except as required by GAAP, SEC rule or policy or applicable Law; and (e) any revaluation by the Company or any of its Subsidiaries of any material amount of their assets, taken as a whole, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practice or as required by GAAP, SEC rule or policy or applicable Law.

Section 3.11 Investigations; Litigation. Except as described in the Company SEC Documents:

(a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(b) there are no actions, suits, inquiries, investigations or proceedings (“Claims”) pending (or, to the knowledge of the Company, threatened) against or affecting the Company, any of the Company’s Subsidiaries or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before, any Governmental Entity, in each case, which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.12 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material required to be stated therein or necessary to make the statements therein not misleading or (ii) the joint proxy statement/prospectus relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, as amended or supplemented from time to time and including all letters to stockholders, notices of meeting and forms of proxies to be distributed to stockholders in connection with the Merger, and any schedules required to be filed with the SEC in connection therewith (the “Joint Proxy Statement”), will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of the Company.

Section 3.13 Rights Agreement. The Company has taken all action so that the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Company Rights Agreement or enable, require or cause the Company Rights to be exercised, distributed or triggered thereunder.

Section 3.14 Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company’s employee benefit plans).

Section 3.15 Tax Matters.

(a) The Company and each of the Company’s Subsidiaries has (A) duly and timely filed (or there has been filed on its behalf) all material Tax Returns (as defined in Section 3.15(l)) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined in Section 3.15(l)), and such Tax Returns are true, complete and accurate, and (B) paid all Taxes shown as due on such Tax Returns, except for such failures to file or pay which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

(c) Except for such Liens which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no Liens for Taxes upon any property or assets of the Company or any of the Company’s Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement.

(d) There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes other than those which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date hereof, none of the Company or its Subsidiaries has received notice in writing of any claim made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Company or such Subsidiary.

(e) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any of the Company’s Subsidiaries, except, in each case, with respect to income Taxes or deficiencies, as the case may be, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, as of the date hereof, no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any Company Subsidiary, other than Celera Corporation or the Celera Group, and neither the Company nor any of its Subsidiaries (A)has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date hereof, except for such inclusions or exclusions which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(i) The Company and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, except for such failures to comply which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j) Neither the Company nor any of its Subsidiaries have been a party to or a participant in a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

(k) Section 3.15(k) of the Company Disclosure Schedule lists (i) all foreign Subsidiaries of the Company for which material Tax Returns are filed, and (ii) the jurisdictions in which the Company and each of the Company’s Subsidiaries file a material Tax Return.

(l) For purposes of this Agreement: (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; (ii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and (iii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 3.16 Labor Matters. Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, and, (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor are there any material industrial or trade disputes or negotiations regarding a claim with any trade union, group or organization of employees or their representatives representing employees or workers; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries; and (d) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) unfair labor practices, and (iv) the Acquired Rights Directive and or any similar international, foreign, national, state or local law, and any information and consultation or similar obligation . Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or, to the knowledge of the Company, any similar international, foreign, national, state or local law, including without limitation the Acquired Rights Directive and collective dismissal laws, as a result of any action taken or being contemplated to be taken prior to the Effective Time by the Company that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any employee and neither the Company nor any of its Subsidiaries has incurred any liability for failure to provide information or to consult with employees under any employment Laws. Neither the Company nor any of its Subsidiaries has established a European Works Council.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth, to the knowledge of the Company, a true and substantially complete list of patents and patent applications, trademarks (including common law marks, registrations and applications), and Internet domain names, in each case owned or co-owned by the Company or any of its Subsidiaries; provided that Section 3.17(a) of the Company Disclosure Schedule shall be deemed to include, with respect to the list of Intellectual Property set forth therein, all of the following which are owned or co-owned by the Company or any of its Subsidiaries: (i) (a) any and all United States and foreign service marks, logos, trade names, domain names, designs, slogans, trademarks, trademark registrations and trademark applications relating or corresponding to those listed in Section 3.17 (a) of the Company Disclosure Schedule, (b) any and all United States and foreign common law rights relating to the foregoing, and (c) any and all stylized and/or design mark versions thereof; and (ii) (a) any and all parent, continuation, continuation-in-part and/or divisional applications relating or corresponding to those listed in Section 3.17 (a) of the Company Disclosure Schedule, (b) any and all patents issuing thereon, (c) any and all reissues, reexaminations or extensions of any of the foregoing, and (d) any and all United States and foreign equivalents of the foregoing.

(b) To the knowledge of the Company: (1) all of the Intellectual Property which is listed as active (e.g., not abandoned, inactive, lapsed, cancelled, expired, and/or terminated) in Section 3.17(a) of the Company Disclosure Schedule which is material to the Company or any of its Subsidiaries taken as a whole (“Material Intellectual Property”) is in full force and effect; (2) such Intellectual Property has not been deemed by any Governmental Entity to be invalid or unenforceable; (3) such Intellectual Property has not been cancelled, abandoned or dedicated to the public domain; and (4) all registration, maintenance and renewal fees necessary to preserve the rights of the Company or its Subsidiaries in connection with such Intellectual Property have been paid in a timely manner.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company or a Subsidiary of the Company owns, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements), or has a valid and enforceable license (free and clear of any Liens) or otherwise possesses legally enforceable rights to use and practice, all Intellectual Property as currently used in their respective businesses as currently conducted;

(ii) to the knowledge of the Company, the conduct of the businesses of the Company or its Subsidiaries, as currently conducted, does not infringe upon or otherwise violate any Intellectual Property of any third person; neither the Company nor any of its Subsidiaries has received any written notice since July 1, 2006 from any third person, and there are no pending, or unresolved Claims (1) asserting the infringement or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Intellectual Property;

(iii) neither the Company nor any of its Subsidiaries has sent any written notice since July 1, 2006, to any third person, and there are no pending or unresolved Claims by the Company or any of its Subsidiaries (1) asserting the infringement or other violation of any Intellectual Property, or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any third person’s Intellectual Property;

(iv) there are no consents, judgments, judicial or governmental orders, or settlement agreements (including any settlements that include licenses) restricting the rights of the Company or its Subsidiaries with respect to any of the Intellectual Property owned or co-owned by the Company or any of its Subsidiaries, or restricting the conduct of any the businesses of the Company or any of its Subsidiaries as presently conducted in order to accommodate a third person’s Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and/or its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information; and, to the knowledge of the Company, there has not been any disclosure or other compromise of any confidential or proprietary information of the Company or its Subsidiaries (including any such information of any other person disclosed in confidence to the Company or its Subsidiaries) to any third person in a manner that has resulted or is likely to result in the loss of trade secrets or other rights in and to such information.

(e) For purposes of this Agreement, the term “Intellectual Property” means all intellectual property rights of any kind or nature, including all United States, foreign and multinational (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, common law rights, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents, patent applications and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications related to the foregoing, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models, methodologies and other confidential information.

Section 3.18 Information Technology. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) since July 1, 2006, (i) there have been, to the knowledge of the Company, no security breaches in the Company’s or any of its Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or its Subsidiaries’ information technology systems that materially adversely affected the Company’s or any of its Subsidiaries’ business or operations; and (b) no material capital expenditures are necessary with respect to the Company’s or its Subsidiaries’ information technology systems with respect to their businesses as currently conducted, other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or its Subsidiaries.

Section 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinions of Morgan Stanley & Co. Incorporated and Greenhill & Co., LLC, each dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view. The Company will deliver a complete and accurate copy of such opinions to Parent, which opinions shall be included in the Joint Proxy Statement.

Section 3.20 Required Vote of the Company Stockholders. The affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.21 Material Contracts.

(a) Except for this Agreement, the Company Plans or as set forth in the Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (i) any other contract with the Company’s top ten suppliers, customers, or sources of royalty revenue and expense in fiscal year 2007; (ii) any contract creating or relating to any material partnership, joint venture, alliance, or joint development agreement; (iii) any contract (other than a license agreement for Intellectual Property, to the extent that it relates to the rights granted with respect to such Intellectual Property) containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger could materially restrict the ability of the Surviving Company or its affiliates) to compete in any business that is material to the Company and its affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of the Surviving Company or its affiliates) to compete with any person or in any geographic area; or (iv) any contract constituting a collective bargaining agreement (all contracts of the type described in this Section 3.21 being referred to herein as “Company Material Contracts”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material

Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.22 Regulatory Compliance. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) all applicable operations of the Company and each of its Subsidiaries have achieved and maintained ISO 9001 certification, and there is no pending or, to the Company’s knowledge, threatened, audit, repeal, failure to renew or challenge to any such certifications; and

(b) to the Company’s knowledge, each product distributed, sold or leased, or service rendered, by the Company or any of its Subsidiaries complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

Section 3.23 Product Recalls. Section 3.23 of the Company Disclosure Schedule sets forth a list of (a) all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any person on behalf of the Company or any of its Subsidiaries, in each case between July 1, 2006 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (b) to the knowledge of the Company, any complaints with respect to products produced by the Company or any of its Subsidiaries, or by any person on behalf of the Company or any of its Subsidiaries, that are open as of the date of this Agreement, and that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no outstanding recalls, field notifications, field corrections, safety alerts or product complaints with respect to the products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any person on behalf of the Company or any of its Subsidiaries, and, to the Company’s knowledge, there are no facts that would be reasonably likely to result in a material product recall, field notification, field correction or safety alert with respect to any such products.

Section 3.24 Affiliate Transactions. There are no Company Material Contracts or other material transactions or agreements between the Company or any of its Subsidiaries, on the one hand, and any (a) officer or director of the Company or of any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (c) affiliate of any such officer, director or beneficial owner, on the other hand.

Section 3.25 Takeover Provisions. The Board of Directors of the Company has adopted a resolution or resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, and assuming the accuracy of Parent’s representation and warranty contained in Section 4.14, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the other transactions contemplated hereby. To the knowledge of the Company, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

Section 3.26 Insurance. The Company has previously made available to Parent all material policies of insurance maintained by the Company or any of its Subsidiaries as of the date hereof. Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made, except for such failures to be in full force and effect or to pay such premiums as would not have a Material Adverse Effect on the Company.

Section 3.27 Finders or Brokers. Except for Morgan Stanley & Co. Incorporated and Greenhill & Co., LLC, copies of whose engagement agreements have been provided to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.28 NO ADDITIONAL WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE COMPANY AND ITS SUBSIDIARIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF THE COMPANY AND THE SUBSIDIARIES, ARE HEREBY DISCLAIMED BY THE COMPANY AND ITS SUBSIDIARIES. It is understood that any cost estimate, projection or other prediction, any data, any financial information or presentations provided by the Company or any of its representatives are not and shall not be deemed to be or to include representations or warranties of the Company or its Subsidiaries. No person has been authorized by the Company to make any representation or warranty relating to the Company, its Subsidiaries, or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company and shall not be deemed to have been made by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any section of a filed Parent SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or in the corresponding section of the Disclosure Schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that (x) disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure and (y) no reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Parent is a party exists or has actually occurred), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization, Etc.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The copies of Parent’s certificate of incorporation and by-laws which have been delivered to the Company are complete and correct copies thereof, each as amended through the date hereof. Parent is not in violation of any provision of its certificate of incorporation or by-laws.

(b) Section 4.1(b) of the Parent Disclosure Schedule sets forth a list of each Subsidiary of Parent that, as of the date of this Agreement, is a significant subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) (collectively, the “Parent Significant Subsidiaries”). Except as set forth in Section 4.1(b) of the Parent Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Parent Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Merger Sub and each of the Parent Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.2 Capital Stock.

(a) As of June 5, 2008, the authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $.01 per share (“Parent Common Stock”), 2,202,942 shares designated as Series A convertible redeemable preferred stock, par value $.01 per share (“Convertible Preferred Stock”), 2,202,942 shares designated as redeemable preferred stock, par value $.01 per share (“Redeemable Preferred Stock”), and 1,000,000 shares designated as Series B preferred stock, par value $.001 per share, reserved for issuance pursuant to the Rights Agreement (the “Parent Rights Agreement”), dated February 27, 2001, between Parent and Fleet National Bank (the “Series B Preferred Stock,” and, together with Convertible Preferred Stock and Redeemable Preferred Stock, “Parent Preferred Stock”). As of June 5, 2008, (i) 92,154,372 shares of Parent Common Stock were outstanding and (ii) no shares of Parent Preferred Stock were outstanding. As of June 5, 2008, the following numbers of shares of Parent Common Stock were subject to outstanding grants under the Parent Equity Plans (as defined in this Section 4.2(a)): (1) 9,495,154 shares of Parent Common Stock were issuable upon the exercise or settlement of options under the Invitrogen Corporation 2004 Equity Incentive Plan (the “Parent 2004 Plan”) and 1,541,768 shares of Parent Common Stock were issuable upon the exercise or settlement of restricted stock units under the Parent 2004 Plan, (2) 2,117,878 shares of Parent Common Stock were issuable upon the exercise or settlement of options under the Invitrogen Corporation 1997 Stock Option Plan (the “Parent 1997 Plan”), (3) 32,066 shares of Parent Common Stock were issuable upon the exercise or settlement of options under the Invitrogen Corporation 2001 Stock Incentive Plan (the “Parent 2001 Plan”), (4) 28,152 shares of Parent Common Stock were issuable upon the exercise or settlement of options under the Invitrogen Corporation 2002 Stock Incentive Plan (the “Parent 2002 Plan”), (5) 3,000 shares of Parent Common Stock were issuable upon the exercise or settlement of options under the Life Technologies 1997 Long Term Incentive Plan (the “Parent 1997 LTIP”), and (6) 20 shares of Parent Common Stock were issuable upon the exercise or settlement of options under the Invitrogen Corporation 2000 Non-Statutory Stock Option Plan (the “Parent 2000 Plan”), and, together with the Parent 2004 Plan, Parent 1997 Plan, Parent 2001 Plan, Parent 2002 Plan and Parent 1997 LTIP, the “Parent Equity Plans”). As of June 5, 2008, 507,352 shares of Parent Common Stock were subject to outstanding option grants outside the Parent Equity Plans. As of June 5, 2008, 10,258,290 shares were issuable upon the conversion of Parent’s 3 1/4% Convertible Senior Notes due 2025 (the “3 1/4 % Notes”), 8,821,350 shares were issuable upon the conversion of Parent’s 1 1/ 2% Convertible Senior Notes due 2024 (the “1 1/2% Notes”), and 7,124,600 shares were issuable upon conversion of Parent’s 2% Convertible Senior Notes due 2023 (the “2% Notes”). As of June 5, 2008 (a) 3,299,979 shares of Parent Common Stock were reserved for issuance under the Parent 2004 Plan, (b) 2,117,878 shares of Parent Common Stock were reserved for issuance under the Parent 1997 Plan, (c) 32,066 shares of Parent Common Stock were reserved for issuance under the Parent 2001 Plan, (d) 28,152 shares of Parent Common Stock were reserved for issuance under the Parent 2002 Plan, (e) 3,000 shares of Parent Common Stock were reserved for issuance under the Parent 1997 LTIP, and (f) 20 shares of Parent Common Stock were reserved for issuance under the Parent 2000 Plan. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock which may be issued, including shares of Parent Common Stock which may be issued pursuant to this Agreement, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights.

(b) Except as set forth in subsection (a) above, as of the date hereof, (i) Parent does not have any shares of its capital stock issued or outstanding other than shares of Parent Common Stock that were issued after June 5, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any Subsidiary of Parent to, in either case, (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Other than the 3 1/4% Notes, the 1 1/2% Notes and the 2% Notes due 2023, neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(e) Neither Parent nor any Subsidiary of Parent owns, directly or indirectly, any amount of capital stock or other equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity, other than interests in another Subsidiary which is material to Parent.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority to enter into this Agreement, subject to receipt of Parent Stockholder Approval (as defined in Section 4.19 of this Agreement), to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the manager of Merger Sub and, except for (i) the Parent Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby and thereby. The Board of Directors of Parent has determined (x) that the transactions contemplated by this Agreement are fair to and in the best interest of Parent and its stockholders and (y) to recommend that such stockholders vote in favor of the approval of the Stock Issuance. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL and the DLLCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable non-United States competition, antitrust and investment Laws, including any required notifications and filings under the ECMR, (vi) the approvals set forth on Section 4.3 of the Parent Disclosure Schedule and (vii) the rules and regulations of the Nasdaq Global Select Market (the consents and approvals referenced in clauses (i) through (vii) above being referred to herein collectively as the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss, alteration or impairment of a material benefit under, any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of Parent, as amended (the “Parent Organizational Documents”), or the certificate of incorporation or by-laws or other equivalent organizational documents, in each case, as amended, of any of the Parent’s Subsidiaries, (iii) conflict with or violate any Laws applicable to Parent, any of its

Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.4 Reports and Financial Statements.

(a) Parent has timely filed or furnished all forms, statements, documents and reports together with any amendments required to be made with respect thereto required to be filed or furnished by it prior to the date hereof with the SEC since July 1, 2006 (the “Parent SEC Documents”) and has paid all fees and assessments due and payable. As of their respective dates, or, if amended, as of the date of the last such amendment, Parent SEC Documents complied in all material respects, and all documents required to be filed by Parent with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Parent SEC Documents”) will comply in all material respects, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained, and the Subsequent Parent SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent, none of Parent reports is the subject of ongoing SEC review. None of the Parent Subsidiaries is required to file reports with the SEC pursuant to the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects, and he consolidated financial statements (including all related notes and schedules) of Parent included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2005, Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

Section 4.5 Sarbanes-Oxley Compliance. Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent. Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the

Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

Section 4.6 No Undisclosed Liabilities. Except (i) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2007, (iii) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (iv) for liabilities and obligations arising after December 31, 2007, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto).

Section 4.7 No Violation of Law; Permits.

(a) Parent and each of Parent’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Parent or such Subsidiaries or any of their respective properties or assets, including, without limitation, all authorizations under the FDCA and the regulations of the FDA promulgated thereunder, and the Foreign Corrupt Practices Act of 1977, as amended, the Occupational Safety and Health Act, the Toxic Substances Control Act, restrictions on technology transfer, import, export and customs regulations, statutes and regulations relating to government contracting, and Laws pertaining to privacy, data protection, and the collection and use of personal information, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Notwithstanding anything contained in this Section 4.7(a), no representation or warranty shall be deemed to be made pursuant to this Section 4.7(a) in respect of Sarbanes-Oxley Act matters or environmental, employee benefits, tax, labor or regulatory compliance matters which are the subject of representations and warranties made pursuant to Sections 4.5, 4.8, 4.9, 4.15, 4.16 and 4.21.

(b) Parent and Parent’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.8 Environmental Laws and Regulations. (a) Parent and each of its Subsidiaries are and, except with respect to matters that have been fully and finally resolved, have been, since July 31, 2003, in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all Parent Permits that are required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such non-compliance or failure to possess such Parent Permits as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (b) neither Parent nor any of its Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation on the part of Parent or its Subsidiaries to conduct investigations or clean-up activities under Environmental Law, alleging non-compliance with any Environmental Law, or alleging liability under any Environmental Law or under common law with respect to matters relating to pollution or protection of human health, the environment or natural resources, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (collectively, “Parent Environmental Claims”), and, to Parent’s knowledge, there are no facts, circumstances or conditions existing, initiated or occurring as of the date hereof which provide a basis for Parent Environmental Claims which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (c) neither Parent nor any of its Subsidiaries has agreed to assume the liability of any other person arising under Environmental Law or under common law with respect to matters relating to pollution or protection of human health, the environment or natural resources which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Parent Disclosure Schedule lists all material (i) employee benefit plans, programs and policies (including, for the avoidance of doubt, retirement benefit schemes) maintained by, sponsored or participated in by Parent and its Subsidiaries in which any current or former employees or directors of Parent or its Subsidiaries participate, except to the extent providing benefits imposed or implied by applicable foreign Law (collectively, the “Parent Plans”), and (ii) contracts, offer letters and agreements of Parent or its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Parent or any of its Subsidiaries have an obligation to provide compensation and/or benefits in consideration for past, present, or future services (a “Parent Individual Agreement”). The Parent Disclosure Schedule identifies each Parent Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Parent Qualified Plans”).

(b) The Internal Revenue Service has issued a favorable determination letter with respect to each Parent Qualified Plan and the related trust that has not been revoked, and Parent knows of no existing circumstances that would reasonably be expected to materially and adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent: (i) all Parent Plans are in compliance with, and have been administered in compliance with their governing provisions and all applicable requirements of Law, including, but not limited to, the Code and ERISA as well as any similar international, foreign, national, state or local Law; (ii) Parent has not incurred any material liability under Title IV of ERISA which has not been satisfied in full, and no event has occurred and no condition exists that would reasonably be expected to result in Parent incurring a material liability under Title IV of ERISA; and (iii) none of Parent or its Subsidiaries is required to contribute to, or during the six-year period ending on the Closing will have been required to contribute to, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d) With respect to each Parent Plan and Parent Individual Agreement, Parent has heretofore delivered or made available to the Company copies of each of the following documents: (i) a copy of the Parent Plan or Parent Individual Agreement or other governing documentation (including amendments thereto); (ii) a copy of the most recent Summary Plan Description (as defined in ERISA), if required under ERISA; and (iii) with respect to each Parent Qualified Plan, a copy of the most recent determination letter received from the Internal Revenue Service.

(e) Other than by possible operation of a change in control agreement or provision listed in Section 4.9(e) of Parent Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any employee of Parent or any its Subsidiaries to severance pay or compensation payments or any other benefits or rights, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee, except as expressly provided in this Agreement.

(f) Other than by possible operation of a change in control agreement or provision listed in Section 4.9(e) of Parent Disclosure Schedule, there is no contract, agreement, plan or arrangement with any current or former employee of Parent to which Parent or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(g) With respect to each Parent Benefit Plan that is not subject to United States Law (a “Parent Foreign Benefit Plan”): (i) all employer and employee contributions to each Parent Foreign Benefit Plan required by Law or by the terms of such Parent Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (ii) each Parent Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for such failures to register or maintain as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.10 Absence of Certain Changes or Events. From December 31, 2007, through the date hereof, Parent and each of its Subsidiaries have conducted their business in the ordinary course of such business consistent with past practice, except as contemplated by this Agreement in connection with the Merger and the transactions contemplated thereby. From December 31, 2007, through the date hereof, except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries has engaged in any transaction or series of transactions material to Parent and its Subsidiaries in the aggregate, other than in the ordinary course of business consistent with past practice, and except as disclosed in the Parent SEC Documents, there have not been (a) any Effects on or with respect to Parent that constitute a Material Adverse Effect on Parent; (b) any issuance by Parent, or agreement or commitment of Parent to issue, any shares of capital stock or securities convertible into or exercisable or exchangeable for, or that evidence the right to subscribe for or acquire, shares of capital stock, other than grants of options, restricted stock, restricted stock unit awards, stock unit awards, shares of Parent Common Stock under Parent’s employee stock purchase plans or other equity grants for compensatory purposes, and issuances of shares of Parent Common Stock upon exercise or vesting thereof; (c) any repurchase, redemption or any other acquisition by Parent or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or its Subsidiaries, other than pursuant to publicly disclosed stock repurchase programs or as directed by a participant in any equity compensation plan of Parent that has been disclosed to the Company, as permitted by the terms of such plan; (d) any material change in accounting principles, practices or methods, except as required by GAAP, SEC rule or policy or applicable Law; and (e) any revaluation by Parent or any of its Subsidiaries of any material amount of their assets, taken as a whole, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practice or as required by GAAP, SEC rule or policy or applicable Law.

Section 4.11 Investigations; Litigation. Except as described in the Parent SEC Documents:

(a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

(b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Parent’s stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Parent.

Section 4.13 Rights Agreement. Parent has taken all action so that the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Parent Rights Agreement or enable, require or cause the Parent Rights to be exercised, distributed or triggered thereunder.

Section 4.14 Lack of Ownership of the Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of the Company Common Stock or other securities convertible into shares of the Company Common Stock (exclusive of any shares owned by Parent’s employee benefit plans).

Section 4.15 Tax Matters.

(a) Parent and each of its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority, and such Tax Returns are true, complete and accurate, and (B) paid all Taxes shown as due on such Tax Returns, except for such failures to file or pay which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) The most recent financial statements contained in the Parent SEC Documents filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods through the date of such financial statements.

(c) Except for such Liens which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Parent SEC Documents filed prior to the date of this Agreement.

(d) There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes other than those which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect on Parent. As of the date hereof, none of Parent or its Subsidiaries has received notice in writing of any claim made by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to Parent or such Subsidiary.

(e) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against Parent or any of Parent’s Subsidiaries, except, in each case, with respect to income Taxes or deficiencies, as the case may be, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and, as of the date hereof, no power of attorney granted by either Parent or any of its Subsidiaries with respect to any material Taxes is currently in force.

(f) Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among Parent and any of its Subsidiaries, and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

(g) Neither Parent nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof, except for such inclusions or exclusions which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(i) Parent and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under federal, state and local Tax laws, except for such failures to comply which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(j) Neither Parent nor any of its Subsidiaries have been a party to or a participant in a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

(k) Section 4.15(k) of the Parent Disclosure Schedule lists (i) all foreign Subsidiaries of Parent for which material Tax Returns are filed, and (ii) the jurisdictions in which Parent and each of Parent’s Subsidiaries file a material Tax Return.

(l) All of the outstanding equity securities of Merger Sub are owned directly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub owns no assets, and has engaged in no activities, other than those necessary to effectuate the Merger. No election has been filed to cause Merger Sub to be classified as a corporation for federal Tax purposes.

Section 4.16 Labor Matters. Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries, and, (ii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor are there any material industrial or trade disputes or negotiations regarding a claim with any trade union, group or organization of employees or their representatives representing employees or workers; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of Parent, threatened with respect to any employees of Parent or any of its Subsidiaries; and (d) Parent and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) unfair labor practices and (iv) the Acquired Rights Directive and or any similar international, foreign, national, state or local law, and any information and consultation or similar obligation. Neither Parent nor any of its Subsidiaries has any liabilities under the WARN Act or, to the knowledge of Parent, any similar international, foreign, national, state or local law, including without limitation the Acquired Rights Directive and collective dismissal laws, as a result of any action taken or being contemplated to be taken prior to the Effective Time by Parent that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any employee and neither Parent nor any of its Subsidiaries has incurred any liability for failure to provide information or to consult with employees under any employment Laws. Neither Parent nor any of its Subsidiaries has established a European Works Council.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Parent Disclosure Schedule sets forth, to the knowledge of Parent, a true and substantially complete list of patents and patent applications, trademarks (including common law marks, registrations and applications), and Internet domain names, in each case owned or co-owned by Parent or any of its Subsidiaries; provided that Section 4.17(a) of the Parent Disclosure Schedule shall be deemed to include, with respect to the list of Intellectual Property set forth therein, all of the following which are owned or co-owned by Parent or any of its Subsidiaries: (i) (a) any and all United States and foreign service marks, logos, trade names, domain names, designs, slogans, trademarks, trademark registrations and trademark applications relating or corresponding to those listed in Section 4.17 (a) of the Parent Disclosure Schedule, (b) any and all United States and foreign common law rights relating to the foregoing, and (c) any and all stylized and/or design mark versions thereof; and (ii) (a) any and all parent, continuation, continuation-in-part and/or divisional applications relating or corresponding to those listed in Section 4.17 (a) of the Parent Disclosure Schedule, (b) any and all patents issuing thereon, (c) any and all reissues, reexaminations or extensions of any of the foregoing, and (d) any and all United States and foreign equivalents of the foregoing.

(b) To the knowledge of Parent: (1) all of the Intellectual Property which is listed as active (e.g., not abandoned, inactive, lapsed, cancelled, expired, and/or terminated) in Section 4.17(a) of the Parent Disclosure Schedule which is material to Parent or any of its Subsidiaries taken as a whole (“Parent Material Intellectual Property”) is in full force and effect; (2) such Parent Material Intellectual Property has not been deemed by any Governmental Entity to be invalid or unenforceable; (3) such Parent Material Intellectual Property has not been cancelled, abandoned or dedicated to the public domain; and (4) all registration, maintenance and renewal fees necessary to preserve the rights of Parent or its Subsidiaries in connection with such Parent Material Intellectual Property have been paid in a timely manner.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) Parent or a Subsidiary of Parent owns, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements), or has a valid and enforceable license (free and clear of any Liens) or otherwise possesses legally enforceable rights to use and practice, all Parent Material Intellectual Property as currently used in their respective businesses as currently conducted;

(ii) to the knowledge of Parent, the conduct of the businesses of Parent or its Subsidiaries, as currently conducted, does not infringe upon or otherwise violate any Intellectual Property of any third person; neither Parent nor any of its Subsidiaries has received any written notice since July 1, 2006 from any third person, and there are no pending, or unresolved Claims (1) asserting the infringement or other violation of any Intellectual Property by Parent or any of its Subsidiaries or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of Parent or any of its Subsidiaries with respect to, any Parent Material Intellectual Property;

(iii) neither Parent nor any of its Subsidiaries has sent any written notice since July 1, 2006, to any third person, and there are no pending or unresolved Claims by Parent or any of its Subsidiaries (1) asserting the infringement or other violation of any Parent Material Intellectual Property, or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any third person’s Intellectual Property;

(iv) there are no consents, judgments, judicial or governmental orders, or settlement agreements (including any settlements that include licenses) restricting the rights of Parent or its Subsidiaries with respect to any of the Parent Material Intellectual Property owned or co-owned by Parent or any of its Subsidiaries, or restricting the conduct of any the businesses of Parent or any of its Subsidiaries as presently conducted in order to accommodate a third person’s Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent and/or its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information; and, to the knowledge of Parent, there has not been any disclosure or other compromise of any confidential or proprietary information of Parent or its Subsidiaries (including any such information of any other person disclosed in confidence to Parent or its Subsidiaries) to any third person in a manner that has resulted or is likely to result in the loss of trade secrets or other rights in and to such information.

Section 4.18 Information Technology. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (a) since January 1, 2006, (i) there have been, to the knowledge of Parent, no security breaches in Parent’s or any of its Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of Parent’s or its Subsidiaries’ information technology systems that materially adversely affected Parent’s or any of its Subsidiaries’ business or operations; and (b) no material capital expenditures are necessary with respect to Parent’s or its Subsidiaries’ information technology systems with respect to their businesses as currently conducted, other than capital expenditures in the ordinary course of business that are consistent with the past practice of Parent or its Subsidiaries.

Section 4.19 Required Vote of Parent Stockholders. The affirmative vote of (i) the holders of Parent Common Stock required by the rules of the Nasdaq Global Select Market to approve the Stock Issuance, which is the affirmative vote of a majority of the total votes cast, and (ii) the holders of the Parent Common Stock required under applicable Delaware Law to amend Parent’s certificate of incorporation to increase the number of authorized shares of Parent Common Stock, which is the affirmative vote of the holders of a majority of the issued and outstanding Parent Common Stock, are the only votes of the holders of a class or series of Parent capital stock or other voting securities necessary to approve the issuance of shares of Parent Common Stock in connection with the Merger and the other transactions contemplated by this Agreement (the “Parent Stockholder Approval”).

Section 4.20 Parent Material Contracts.

(a) Except for this Agreement, the Parent Plans or as set forth in the Parent SEC Documents or in the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any contract constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (i) any contract creating or relating to any material partnership, joint venture, alliance, or joint development agreement; (ii) any contract (other than a license agreement for Intellectual Property, to the extent that it relates to the rights granted with respect to such Intellectual Property) containing covenants binding upon Parent or any of its Subsidiaries that materially restrict the ability of Parent or any of its Subsidiaries (or that, following the consummation of the Merger could materially restrict the ability of the Surviving Company or its affiliates) to compete in any business that is material to Parent and its affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of Parent or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of the Surviving Company or its affiliates) to compete with any person or in any geographic area; or (iii) any contract constituting a collective bargaining agreement (all contracts of the type described in this Section 4.20 being referred to herein as “Parent Material Contracts”).

(b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 4.21 Regulatory Compliance. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:

(a) all applicable operations of Parent and each of its Subsidiaries have achieved and maintained ISO 9001 certification, and there is no pending or, to Parent’s knowledge, threatened, audit, repeal, failure to renew or challenge to any such certifications; and

(b) to Parent’s knowledge, each product distributed, sold or leased, or service rendered, by Parent or any of its Subsidiaries complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

Section 4.22 Product Recalls. Section 4.22 of the Parent Disclosure Schedule sets forth a list of (a) all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by Parent or any of its Subsidiaries, or by any person on behalf of Parent or any of its Subsidiaries, in each case between January 1, 2006 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (b) to the knowledge of Parent, any complaints with respect to products produced by Parent or any of its Subsidiaries, or by any person on behalf of Parent or any of its Subsidiaries, that are open as of the date of this Agreement, and that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no outstanding recalls, field notifications, field corrections, safety alerts or product complaints with respect to the products manufactured and/or distributed by Parent or any of its Subsidiaries, or by any person on behalf of Parent or any of its Subsidiaries, and, to Parent’s knowledge, there are no facts that would be reasonably likely to result in a material product recall, field notification, field correction or safety alert with respect to any such products.

Section 4.23 Financing Commitments. Parent has delivered a true and complete, fully executed copy of a commitment letter, dated as of June 11, 2008, between Parent and Bank of America, N.A., Banc of America Securities LLC, UBS Loan Finance LLC, UBS Securities LLC and Morgan Stanley Senior Funding, Inc., including all exhibits, schedules, and amendments to such letter in effect as of the date of this Agreement (the “Financing Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the parties thereto (other than Parent and Merger Sub) have committed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the transactions contemplated by this Agreement. None of the respective commitments contained in the Financing Commitment Letter has been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. The Financing Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of each of Parent and Merger Sub, as applicable, and, to the knowledge of Parent, the other parties thereto. The Financing Commitment Letter is not subject to any conditions precedent, other than as expressly set forth in the Financing Commitment Letter. Subject to the terms and conditions of the Financing Commitment Letter, and assuming the accuracy of the representations and warranties of the Company set forth in Article III and the Company’s compliance with its agreements set forth in Article V, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitment Letter, together with the anticipated cash on hand of Parent and the Company, including their respective US and foreign Subsidiaries, in the aggregate amount of $1,155,600,000 are reasonably expected to be sufficient for Parent and the Surviving Company to pay the aggregate cash portion of the Merger Consideration and to pay all related fees and expenses (including the estimated fees and expenses of the Company to the extent previously disclosed to Parent), including payment of all amounts under Article II of this Agreement. As of the date of this Agreement, no event has occurred that would constitute a breach or default (or an event that with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Merger Sub under the Financing Commitment Letter or, to the knowledge of Parent and Merger Sub, any other party to the Financing Commitment Letter. As of the date of this Agreement, and subject to the satisfaction of the conditions contained in Sections 6.1 and 6.3 (excluding Section 6.3(e)), Parent has no knowledge of any facts or circumstances that are reasonably likely to result in any of the conditions to the Financing not being satisfied or that the Financing will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitment Letter.

Section 4.24 Affiliate Transactions. There are no Parent Material Contracts or other material transactions or agreements between Parent or any of its Subsidiaries, on the one hand, and any (a) officer or director of Parent or of any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of Parent or (c) affiliate of any such officer, director or beneficial owner, on the other hand.

Section 4.25 State Takeover Statutes. To the knowledge of Parent, other than Section 203 of the DGCL, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

Section 4.26 Insurance. Parent has previously made available to the Company summaries of all material policies of insurance maintained by Parent or any of its Subsidiaries as of the date hereof. Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by Parent or one of its Subsidiaries thereof has been made, except for such failures to be in full force and effect or to pay such premiums as would not have a Material Adverse Effect on Parent.

Section 4.27 Finders or Brokers. Except for Moelis & Co. and UBS Securities LLC, a copy of whose engagement agreements has been provided to the Company, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.28 NO ADDITIONAL WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, PARENT AND ITS SUBSIDIARIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY

AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF PARENT AND ITS SUBSIDIARIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF PARENT AND THE SUBSIDIARIES, ARE HEREBY DISCLAIMED BY PARENT AND ITS SUBSIDIARIES. It is understood that any cost estimate, projection or other prediction, any data, any financial information or presentations provided by Parent or any of its representatives are not and shall not be deemed to be or to include representations or warranties of Parent or its Subsidiaries. No person has been authorized by Parent to make any representation or warranty relating to Parent, its Subsidiaries, or the business of Parent or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent and shall not be deemed to have been made by Parent.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company or Parent. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by Law, (ii) as contemplated by the Separation Agreement and the exhibits thereto, including any action taken by the Company or any of its Subsidiaries to transfer assets or liabilities in preparation for the Celera Separation or any other action taken in connection with the Celera Separation or pursuant to the Separation Agreement, it being understood that all references in Section 5.1(a) to the “Company” or its “Subsidiaries” shall be deemed to be references to the Company and its Subsidiaries after giving effect to the Celera Separation substantially in accordance with the terms of the Separation Agreement, it being further understood that, (x) prior to the Celera Separation, the covenants contained in Section 5.1(a) shall apply only to the businesses and entities currently comprising the Applera Corporation Applied Biosystems Group and to the Company Common Stock and the operations, obligations, arrangements and understandings of the Applera Corporation Applied Biosystems Group, and not to any of the businesses, entities, and assets currently comprising the Celera Group or the Celera Group Common Stock or the operations, obligations, arrangements and understandings of the Celera Group and (y) from and after the Celera Separation, the covenants contained in Section 5.1(a) shall apply to the Company as a whole and all of its and its Subsidiaries’ businesses, operations, obligations, arrangements and understandings, as and to the extent set forth herein, (iii) as may be agreed in writing by Parent and the Company after seeking consent from the other party (which consent shall not be unreasonably withheld, delayed or conditioned), (iv) as may be expressly permitted or required pursuant to this Agreement, or (v) as set forth in Section 5.1(a) of the Company Disclosure Schedule or Section 5.1(b) of the Parent Disclosure Schedule, as the case may be:

(a) the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; and the Company for itself and on behalf of its Subsidiaries agrees with Parent to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into the Company or any of its Subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, the Company:

(i) except for the payment by the Company of regular quarterly cash dividends on the Company Common Stock in an amount not to exceed $.043 per share and with record and payment dates consistent with past practice in timing shall not, and shall not (except in the ordinary course of business consistent with past practice and in an amount not in excess of the amount paid for the most recent fiscal quarter) permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries); provided, however, that, for purposes of this Section 5.1(a)(i), a wholly owned Subsidiary shall be deemed to include any entity in which the Company or one of its Subsidiaries owns substantially all of the equity securities of such Subsidiary, notwithstanding that directors’ qualifying shares may have been issued or de minimis amounts of securities may have been issued to one or more third parties for foreign law compliance purposes;

(ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except as may be required in connection with the redemption of all of the issued and outstanding shares of the Celera Group Common Stock pursuant to the Celera Separation substantially in accordance with the Separation Agreement, and other than as directed by a participant, other than to satisfy the tax liability of a participant, in any Company Equity Plan as permitted by the terms of such plan as in effect as of the date hereof (including an express or default election to use shares to cover Tax Liabilities);

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iv) except as required pursuant to existing written agreements or employee benefit plans in effect and disclosed to Parent prior to the execution of this Agreement, or as otherwise required by Law, shall not, and shall not permit any of its Subsidiaries to, (A) except in the ordinary course of business, consistent with past practice in timing and amount substantially proportionate to increases for other similarly situated employees, increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, (B) grant any severance or termination pay to (other than in the ordinary course of business, consistent with past practice in timing and substantially proportionate amount), or enter into or amend any severance agreement or settle any employment claim, involving the Company or any of its Subsidiaries, in each case by or with respect to any officer of the Company (as such term is defined in Rule 16a-1 promulgated under the Exchange Act), (C) enter into or amend any employment agreement with any director or officer of the Company or any of its Subsidiaries (except to the extent necessary to replace a departing employee or as is customary practice in any foreign jurisdiction and except for employment agreements terminable on less than 30 days’ notice without penalty) provided that such agreements shall not contain a change of control provision, or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; provided that the Company shall be permitted (x) to pay amounts payable to participants in the Company’s Incentive Compensation Program for fiscal year 2008, consistent with past practice in timing and structure and (y) to pay amounts due to holders of outstanding performance units under the Company’s Performance Unit Bonus Plan in connection with the consummation of the Merger;

(v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan as in effect as of the date hereof;

(vi) shall not, and shall not permit any of its Subsidiaries to, materially change accounting policies or procedures, or any of its methods of reporting income, deductions or other material items for income Tax purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vii) except as permitted by Section 5.4 of this Agreement, shall not approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(viii) except in respect of the Merger, or any mergers, consolidations or business combinations in the ordinary course of business among the Company’s wholly owned Subsidiaries and except as set forth in Section 5.1(a)(viii) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into or amend any agreements with respect to, any mergers, consolidations, joint ventures or business combinations or acquisitions of assets or securities (A) with a value or purchase price (inclusive of assumption or incurrence of long-term indebtedness incurred in connection therewith, including any current portion thereof) in the aggregate in excess of $50 million in the case of all transactions collectively (which consideration may not be paid in equity securities of the Company which shall include options, warrants or other rights to acquire equity securities and any debt securities or other obligations convertible or exchangeable for equity securities), or (B) which would reasonably be expected to have the legal or practical effect of delaying or preventing, or reducing the likelihood of consummation of the Merger or the obtaining of any regulatory or other consent or approval contemplated hereby;

(ix) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar organizational documents;

(x) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options, including grants of options, shares of restricted stock, restricted stock unit awards, stock unit awards or other convertible securities for compensatory purposes, to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof) (other than (A) issuances of Company Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in Section 3.2(a) and Section 3.2(c) of the Company Disclosure Schedule, (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding, (C) issuances of rights to purchase shares of Company Common Stock under the ESPPs, issuances of shares of Company Common Stock upon exercise of rights under the ESPPs (including issuances of shares of Company Common Stock pursuant to the ESPPs upon conversion of rights to purchase Celera Group Common Stock into rights to purchase Company Common Stock in connection with the Celera Separation) and upon settlement or payment of Stock Unit Awards or Restricted Stock Unit Awards previously granted under the Company Equity Plans or the Applera Corporation 1993 Director Stock Purchase and Deferred Compensation Plan, (D) grants of Company Common Stock or Stock Unit Awards to the directors of the Company upon their election or reelection to the Company’s Board of Directors or otherwise in respect of compensation or deferred compensation, and the issuance to directors of Company Common Stock Options and Stock Awards consistent with past practice, and (E) grants of options to newly hired Company Employees, in an aggregate amount not to exceed 114,000 shares at a fair market value exercise price determined in accordance with the applicable Company Equity Plan;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) indebtedness for borrowed money incurred pursuant to the Credit Agreement, dated as of May 25, 2007, by and among the Company, the initial lenders named therein, Citigroup Global Markets Inc., as sole arranger, JP Morgan Chase Bank, N.A., as syndication agent, Bank of America, N.A. and ABN Amro Bank N.V., as co-documentation agents, and Citibank, N.A., as administrative agent, (B) indebtedness for borrowed money incurred pursuant to the Term Loan Agreement, dated as of August 27, 2007, by and among the Company, the initial lenders named therein, and Bank of America, N.A., as administrative agent, (C) guarantees by the Company of indebtedness for borrowed money of wholly owned Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(a), (D) interest rate swaps on customary commercial terms, consistent with past practices and (E) overdrafts and similar charges incurred in the ordinary course of business in connection with the Company’s cash management system;

(xii) shall not sell, lease, license, transfer, pledge, assign, exchange or swap, mortgage or otherwise encumber (including securitizations), abandon, cancel, dispose of or otherwise lose or impair, agree to undertake any of the foregoing, or subject to any Lien or otherwise dispose of any portion of its properties or assets, including the capital stock of any of its Subsidiaries or any registration or application for Intellectual Property owned by the Company involving an individual transaction value in excess of $10 million (or $20 million in the aggregate), other than in the ordinary course of business consistent with past practice and except (A) for sales, leases, licenses, transfers, mortgages or encumbrances of obsolete assets, (B) pursuant to existing agreements in effect prior to the execution of this Agreement as set forth in Section 5.1(a)(xii) of the Company Disclosure Schedule, and (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby subject to the provisions of Section 5.9(f) of this Agreement;

(xiii) shall not, and shall not permit any of its Subsidiaries to, except as required by Law, (A) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or (B) change its fiscal year;

(xiv) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under, or assign any right or claim under, any Company Material Contract, or make any proposal with respect to any of the foregoing, in any material respect, other than in the ordinary course of business;

(xv) shall not amend, or redeem the rights issued under, the Company Rights Agreement, or otherwise take any action to exempt any person (other than Parent or its Subsidiaries) or any action taken by such person from the Company Rights Agreement or any state takeover statute (including Section 203 of the DGCL) or similarly restrictive provisions of the Company Organizational Documents, except as provided in Section 5.4 of this Agreement;

(xvi) shall not modify, amend, terminate or waive any provision of any agreement related to the Celera Separation in the form delivered to Parent to the extent that such modification, amendment, termination or waiver will (a) prohibit or impair in any material respect any current business practice of the Company or any of its Subsidiaries (or, from and after the Effective Time, Parent or any of its Subsidiaries) or the conduct of business of the Company or any Company Subsidiary (or, from and after the Effective Time, Parent or any of its Subsidiaries) as currently conducted, (b) restrict in any material respect the ability of the Company or any Company Subsidiary (or, from and after the Effective Time, Parent or any of its Subsidiaries) from engaging in any business or competing with any other party or (c) impose any material payment obligations with respect to the operation of the Company, or any Company Subsidiary (or, from and after the Effective Time, Parent, or any of its Subsidiaries) and shall use its reasonable best efforts to effectuate the Celera Separation as promptly as practicable in accordance with the agreements set forth on Section 5.1(a)(xvi) of the Company Disclosure Schedule.

(xvii) shall not at any time before the Effective Time, without complying fully with the notice and other requirements of the WARN Act and any similar foreign, state or local Law relating to plant closings and layoffs, effectuate (i) a “plant closing” (as defined in the WARN Act or any similar foreign, state or local law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act or any similar foreign, state or local law) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable Laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs; for purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act;

(xviii) shall comply, in all material respects, with any obligations required by the Acquired Rights Directive and collective dismissal laws;

(xix) shall not, and shall not permit any of its Subsidiaries to, settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding other than those that (A) do not involve the payment by the Company or its Subsidiaries of monetary damages, in excess of $10 million in the aggregate plus applicable reserves and any applicable insurance coverage and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries, and (B) provide for a complete release of the Company and its Subsidiaries of all claims and do not provide for any admission of liability by the Company or any of its Subsidiaries;

(xx) shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures involving aggregate expenditures greater than the aggregate amount budgeted for under the Company’s 2008 capital expenditure plan or 2009 preliminary capital expenditure plan set forth in Section 5.1(a)(xx) of the Company Disclosure Schedules;

(xxi) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its

Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Merger and the Celera Separation);

(xxii) except as required by GAAP, SEC rule or policy or applicable Law, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

(xxiii) except as contemplated by this Agreement, amend, alter or modify the terms of any currently outstanding rights, warrants or options to acquire or purchase any capital stock of, or ownership interest in, the Company, or any securities convertible into or exchangeable for such capital stock or ownership interest, except for the acceleration of the vesting and/or exercisability of outstanding options to acquire Celera Group Common Stock, restricted shares of Celera Group Common Stock or restricted stock unit awards with respect to Celera Group Common Stock or similar actions with respect to Celera Corporation equity compensation arrangements; and

(xxiv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(b) Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; and Parent for itself and on behalf of its Subsidiaries agrees with the Company to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into Parent or any of its Subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, Parent:

(i) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries);

(ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Parent which remains a wholly-owned Subsidiary after consummation of such transaction;

(iv) shall not, and shall not permit any of its Subsidiaries, to enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Parent Plan as in effect as of the date hereof;

(v) shall not, and shall not permit any of its Subsidiaries to, materially change accounting policies or procedures, or any of its methods of reporting income, deductions or other material items for income Tax purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi) shall not approve or authorize any action to be submitted to the stockholders of Parent for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(vii) except in respect of the Merger, or any mergers, consolidations or business combinations in the ordinary course of business among Parent’s wholly owned Subsidiaries and except as set forth in Section 5.1(b)(vii) of the Parent Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into or amend any agreements with respect to, any mergers, consolidations, joint ventures or business combinations or acquisitions of assets or securities (A) with a value or purchase price (inclusive of assumption or incurrence of long-term indebtedness incurred in connection therewith, including any current portion thereof) in the aggregate in excess of $75 million in the case of all transactions collectively (which consideration may not be paid in equity securities of the Company which shall include options, warrants or other rights to acquire equity securities and any debt securities or other obligations convertible or exchangeable for equity securities), or (B) which would reasonably be expected to have the legal or practical effect of delaying or preventing, or reducing the likelihood of consummation of the Merger or the obtaining of any regulatory or other consent or approval contemplated hereby;

(viii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar organizational documents;

(ix) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of Parent’s Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options, including grants of options, shares of restricted stock, restricted stock unit awards, stock unit awards or other convertible securities for compensatory purposes, to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof) (other than (A) issuances of Parent Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in Section 4.2(a) of the Parent Disclosure Schedule, (B) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding, (C) issuance of shares of Parent Common Stock under Parent’s employee stock purchase plan listed in Section 5.1(b) of the Parent Disclosure Schedule or upon settlement of stock unit awards or restricted stock unit awards granted under the Parent Equity Plans; (D) grants of options, shares of restricted stock, restricted stock unit awards, stock unit awards or other compensatory equity grants, consistent with past practice but not to exceed 400,000; and (E) pursuant to the exercise of conversion rights available to the holders of Parent’s outstanding 3  1/4% Notes, 1  1/2% Notes and 2% Notes (collectively, the “Parent Notes”));

(x) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) indebtedness for borrowed money incurred pursuant to the Credit Agreement, dated as of January 6, 2006, among Parent, Bank of America, N.A., as administrative agent, swing line lender, and letter of credit issuer, UBS Loan Finance LLC, as syndication agent, DNB Nor Bank ASA and Union Bank of California, N.A., as co-documentation agents, the other lenders party thereto, and Bank of America Securities LLC and UBS Securities LLC, as joint lead arrangers and book managers (the “Parent Credit Agreement”), (B) indebtedness for borrowed money in replacement of or to refinance existing indebtedness for borrowed money, (C) guarantees by Parent of indebtedness for borrowed money of wholly-owned Subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 5.1(b), (D) interest rate swaps on customary commercial terms, consistent with past practices and (E) overdrafts and similar charges incurred in the ordinary course of business in connection with Parent’s cash management system;

(xi) shall not sell, lease, license, transfer, pledge, assign, exchange or swap, mortgage or otherwise encumber (including securitizations), abandon, cancel, dispose of or otherwise lose or impair, agree to undertake any of the foregoing, or subject to any Lien or otherwise dispose of any portion of its properties or assets, including the capital stock of any of its Subsidiaries or any registration or application for Intellectual Property owned by Parent, other than in the ordinary course of business consistent with past practice and involving an individual transaction value in excess of $10 million (or $20 million in the aggregate), and except (A) for sales, leases, licenses, transfers, mortgages or encumbrances of obsolete assets, (B) pursuant to existing agreements in effect prior to the execution of this Agreement as set forth in Section 5.1(b)(xi) of the Parent Disclosure Schedule, and (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(xii) shall not, and shall not permit any of its Subsidiaries to, except as required by Law, (A) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or (B) change its fiscal year;

(xiii) shall not amend, or redeem the rights issued under, the Parent Rights Agreement or otherwise take any action to exempt any person (other than the Company or its Subsidiaries) or any action taken by such person from the Parent Rights Agreement or any state takeover statute (including Section 203 of the DGCL) or similarly restrictive provisions of the Parent Organizational Documents;

(xiv) shall not at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act and any similar foreign, state or local Law relating to plant closings and layoffs, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of Parent or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of Parent or any of its Subsidiaries or (B) nor shall Parent or any of its Subsidiaries otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable Laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs; for purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act;

(xv) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Merger);

(xvi) except as required by GAAP, SEC rule or policy or applicable Law, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

(xvii) except as contemplated by this Agreement, amend, alter or modify the terms of any currently outstanding rights, warrants or options to acquire or purchase any capital stock of, or ownership interest in, the Company, or any securities convertible into or exchangeable for such capital stock or ownership interest; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Tax-Free Reorganization Treatment.

(a) The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action (including agreeing to any transaction or entering into any agreement), except with respect to the Celera Separation, that would result in the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use all commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing the representations, covenants and certificates referred to in Sections 5.5(d)(iii) and 6.1(g) of this Agreement.

(b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.3 Investigation. Each of the Company and Parent shall afford to the other and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination

Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities Laws and shall use all commercially reasonable efforts to cause their respective Representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries’ respective businesses and properties as the other or its Representatives may from time to time reasonably request (including furnishing to the other party such granting party’s financial results in advance of filing any SEC Documents containing such financial results), except that nothing herein shall require either the Company or Parent or any of their respective Subsidiaries to disclose any information to the other that would cause a violation of any agreement to which the disclosing party is a party, would cause a risk of a loss of privilege to the party disclosing such data or information, or would constitute a violation of applicable Laws. The parties hereby agree that each of them will treat any such information in accordance with the Amended and Restated Joint Non-Disclosure Agreement between the Company and Parent, dated as of April 10, 2008, and the Joint Defense, Common Interest and Confidentiality Agreement between the Company and Parent, dated as of May 9, 2008, and the documents, schedules, exhibits and appendices attached thereto (collectively, the “Confidentiality Agreement”). Subject to the immediately preceding sentence, the Company and Parent each agree to confer at such times as the other may reasonably request with one or more directors, officers, employees or agents of the Company or Parent, as applicable, to report material operational matters and the general status of their respective ongoing operations. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws or regulations. Prior to the Effective Time, at a date and time mutually acceptable to the parties, the Company shall use its commercially reasonable efforts to arrange for a meeting among Parent, the Company and the parties identified in Section 5.3 of the Company Disclosure Schedule, it being understood that representatives of the Company shall participate in such meeting, and in no event shall Parent or its representatives contact such parties without the Company or its representatives present.

Section 5.4 No Solicitation.

(a) No Solicitation. Neither the Company nor Parent shall, nor permit any of its Subsidiaries to, nor authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit or encourage (including by way of furnishing any information to any person) any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal (as defined in Section 5.4(f)(ii)), (ii) engage in any negotiations concerning or furnish to any person any information with respect to any possible Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 5.4), (iii) withdraw or modify, or publicly propose to withdraw or modify, the Company Board Recommendation (as defined in Section 5.5(c)) in a manner adverse to Parent (except to the extent specifically permitted pursuant to Section 5.4(d)), (iv) approve, endorse or recommend, or publicly propose to approve or recommend, any Alternative Transaction (as defined in Section 5.4(f)(ii)) (except to the extent specifically permitted pursuant to Section 5.4(d)) (any of the actions referred to in the foregoing clauses (iii) or (iv), whether taken by the Company’s Board of Directors or a committee thereof, an “Adverse

Recommendation Change”) , or (v) enter into any letter of intent, agreement in principle or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal, other than a confidentiality agreement that the Company is permitted to enter into under Section 5.4(c). Each of the Company and Parent and each of their respective Subsidiaries will immediately cease, and will cause its officers, directors and employees and instruct any investment banker, financial advisor, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and will use its commercially reasonable efforts to enforce (and will not waive, terminate or modify any provisions of) any confidentiality or standstill agreement (or any similar agreement) relating to any such Alternative Transaction Proposal, including by requesting the other party thereto to promptly return or destroy any confidential information previously furnished thereto and using commercially reasonable efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms thereof, except to the extent that the Board of Directors of the Company or Parent, as the case may be, concludes in good faith (after consultation with its financial advisors and outside legal advisors) that enforcement of any such confidentiality or standstill agreement (or similar agreement) would be inconsistent with its fiduciary duties under applicable Law.

(b) Notification of Alternative Transaction Proposals. As promptly as practicable (and in any event within two (2) Business Days) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company or Parent, as the case may be, shall provide the other party with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the person or group of persons making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company or Parent, as the case may be, shall provide the other party as promptly as possible with oral and written notice setting forth all such information as is reasonably necessary to keep the other party informed in all material respects of all oral or written communications regarding, and the status and details (including material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.4, shall promptly provide to the other party a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry.

(c) Permitted Actions in Connection with Certain Alternative Transaction Proposals. Notwithstanding anything to the contrary contained in Section 5.4(a), in the event that the Company receives an unsolicited, bona fide written Alternative Transaction Proposal which is determined (in accordance with Section 5.4(f)(iii)) to be, or, in the good faith determination of the Company’s Board of Directors, is reasonably likely to become, a Superior Proposal (as defined in Section 5.4(f)(iii)), it may then take the following actions (but only if and to the extent that (y) its Board of Directors concludes in good faith (after consultation with its financial advisors and outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (z) the Company has given Parent at least two (2) Business Days prior written notice of its intention to take any of the following actions and of the identity of the person or group of persons making such Alternative Transaction Proposal and a summary of the material terms and conditions of such Alternative Transaction Proposal and if it shall not have breached in any material respect any of the provisions of this Section 5.4):

(i) Furnish nonpublic information to the person or group of persons making such Alternative Transaction Proposal, provided that (A) prior to furnishing any such nonpublic information, the Company receives from such person or group of persons an executed confidentiality agreement containing terms at least as restrictive with respect to such person or group of persons as the terms contained in the Confidentiality Agreement is with respect to Parent and (B) contemporaneously with furnishing any such nonpublic information to such person or group of persons, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

(ii) Engage in discussions or negotiations with such person or group of persons with respect to such Alternative Transaction Proposal.

(d) Change of Recommendation. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company’s Board of Directors may, if it concludes in good faith (after consultation with its financial advisors and outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, make an Adverse Recommendation Change; provided that prior to any such Adverse Recommendation Change, (A) the Company shall have given Parent and Merger Sub prompt written notice advising them of (x) the decision of the Company’s Board of Directors to take such action and the reasons therefor and (y) in the event the decision relates to an Alternative Transaction Proposal, a summary of the material terms and conditions of the Alternative Transaction Proposal and other information requested to be provided with respect thereto pursuant to this Section 5.4, including the information required to be provided pursuant to Section 5.4(b) and (c), (B) the Company shall have given Parent and Merger Sub three (3) Business Days (the “Notice Period”) after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and, during the Notice Period, the Company shall, and shall direct its financial advisors and outside legal advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, if applicable, such Alternative Transaction Proposal ceases to constitute (in the judgment of the Company’s Board of Directors, after consultation with its financial advisors and outside legal advisors), a Superior Proposal or, if the Adverse Recommendation Change does not involve an Alternative Transaction Proposal, to make such adjustments in the terms and conditions of this Agreement so that such Adverse Recommendation Change is otherwise not necessary, and (C) the Company’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent and Merger Sub, if any, that such Alternative Transaction Proposal, if applicable, continues to constitute a Superior

Proposal or that such Adverse Recommendation Change is otherwise still required; provided further that, (1) if during the Notice Period described in clause (B) of this paragraph any revisions are made to the Superior Proposal, if applicable, and the Company’s Board of Directors in its good faith judgment determines (after consultation with its financial advisors and outside legal advisors) that such revisions are material (it being understood that any change in the purchase price or form of consideration in such Superior Proposal shall be deemed a material revision), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.4(d) with respect to such new written notice except that the new Notice Period shall be two (2) Business Days instead of three (3) Business Days and (2) in the event the Company’s Board of Directors does not make the determination referred to in clause (C) of this paragraph but thereafter determines to make an Adverse Recommendation Change pursuant to this Section 5.4(d), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.

(e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or Parent or their respective Boards of Directors from taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the Company shall not withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent, unless specifically permitted pursuant to the terms of Section 5.4(d), and Parent shall not withdraw, modify or change the Parent Board Recommendation in a manner adverse to the Company.

(f) As used in this Agreement, the following terms shall have the following meanings:

(i) “Alternative Transaction” with respect to a party hereto, shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third persons involving: (A) any purchase from such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 25% or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, or (B) any sale, lease exchange, transfer, license, acquisition or disposition of more than 25% of the fair market value of the assets, net income, net revenues or cash flows of such party and its Subsidiaries, taken as a whole, immediately prior to such transaction, (ii) any liquidation or dissolution of such party, or (iii) any combination of the foregoing;

(ii) “Alternative Transaction Proposal” shall mean any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to any person or its stockholders relating to an Alternative Transaction; and

(iii) “Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal made by a third person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (A) all or substantially all of the assets of the Company or (B) over 50% of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Company’s Board of Directors has in good faith determined (taking into account, among other things, (1) its consultation with its financial advisors and outside legal advisors, and (2) all terms and conditions of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by Parent) to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders), than the terms of this Agreement (as it may be proposed to be amended by Parent) and to be reasonably capable in feasibility and certainty of being consummated on the terms proposed, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such Alternative Transaction Proposal (including conditions to consummation).

Section 5.5 Preparation of SEC Documents; Stockholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts to respond to any comments from the SEC and have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger and the conversion of the Company Stock Options into options to acquire Parent Common Stock, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company the opportunity to review and comment thereon. Parent will advise the Company promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information (including any termination, withdrawal, modification or change of the Company Board Recommendation) relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders or shareholders, as applicable, of Parent and the Company.

(b) Each of the Company and Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with applicable Laws and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable to consider, in the case of Parent, the Stock Issuance (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the adoption and approval of this Agreement and the Merger (the “Company Stockholders’ Meeting”), and shall use its reasonable best efforts to cause the Parent Stockholders’ Meeting and the Company Stockholders’ Meeting to be held on the same day. Subject to Section 5.4(d), each of the Company and Parent will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of, in the case of Parent, the Stock Issuance, and, in the case of the Company, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders, as applicable, required by the rules of the NYSE, the Nasdaq Global Select Market or applicable Laws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company or Parent may adjourn or postpone the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of Parent, the Stock Issuance and, in the case of the Company, the approval and adoption of this Agreement and the Merger, or, if, as of the time for which the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient shares of the Company Common Stock or Parent Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Each of the Company and Parent shall ensure that the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, are solicited in compliance with applicable Laws, the rules of the NYSE or the Nasdaq Global Select Market and, in the case of the Company, the Company Organizational Documents, and, in the case of Parent, the Parent Organizational Documents. Except with respect to matters as to which preliminary proxy materials would not be required to be filed with the SEC, without the prior written consent of the Company, the Stock Issuance, an amendment to the Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and an amendment to the Parent Option Plan to increase the number of shares available under such plan or the adoption of a new plan are the only matters which Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting; provided, that the approval of the Stock Issuance shall not be conditioned on approval of any matter other than the increase in the number of authorized shares of Parent Common Stock. Without the prior written consent of Parent, approval and adoption of this Agreement and the Merger are the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

(c) Except to the extent expressly permitted by Section 5.4(d): (i) the Board of Directors of each of the Company and Parent shall recommend that its stockholders vote in favor of, in the case of the Company, the approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting, and, in the case of Parent, the Stock Issuance at the Parent Stockholders Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of (A) Parent has recommended that Parent’s stockholders vote in favor of the Stock Issuance, the increase in the number of authorized shares of Parent Common Stock and the amendment to the Parent Option Plan to increase the number of shares available under such plan or the adoption of a new plan (the “Parent Board Recommendation”) and (B) the Company has recommended that the Company’s stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting (the “Company Board Recommendation”) and (iii) neither the Board of Directors of the Company or Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of the Company or Parent vote in favor of, in the case of the Company, the approval and adoption of this Agreement and the Merger, and, in the case of Parent, the Stock Issuance.

(d) The Company and Parent shall together (unless any action is specifically identified as the obligation of only one of the parties hereto) or pursuant to an allocation of responsibility to be agreed upon between them:

(i) Parent shall promptly prepare and file with the Nasdaq Global Select Market and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger and the shares of Parent Common Stock to be reserved for issuance upon the exercise, vesting, or payment under any Parent Exchange Option and use all commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

(ii) cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

(iii) cooperate with each other in obtaining a written opinion of its respective legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in the case of the Company, and DLA Piper US LLP, in the case of Parent (“Tax Counsel”), in a form reasonably satisfactory to the Company and Parent, respectively (each such opinion, a “Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and Parent and the Company each will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. Each of the Company, Parent and Merger Sub shall cooperate with each Tax Counsel and shall deliver to each Tax Counsel for purposes of each Tax Opinion customary representations and covenants, including those contained in certificates of the Company, Parent, Merger Sub and others, reasonably satisfactory in form and substance to each Tax Counsel.

(e) Subject to the limitations contained in Section 5.3, the Company and Parent shall each furnish the other and to its counsel all such information as may be required in order to effect the foregoing actions, and each represents and warrants to the other that no information furnished by it in connection with such actions, or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

Section 5.6 Affiliate Agreements. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company’s reasonable judgment, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use all commercially reasonable efforts to cause each person who is identified as an “affiliate” in the list furnished pursuant to this Section 5.6 to execute a written agreement on or prior to the mailing of the Joint Proxy Statement, in the form of Exhibit A hereto.

Section 5.7 Employee Matters.

(a) Except as otherwise provided herein, from and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. Subject to statutory or other legal requirements and information and consultation obligations, for a period commencing at the Effective Time and ending on December 31, 2009, Parent shall provide to current and former employees of the Company and its Subsidiaries (the “Company Employees”) (i) a base salary or hourly wage rate and commission, bonus and non-equity based incentives that are not less favorable, in the aggregate, than those provided to Company Employees immediately prior to the Effective Time and (ii) welfare and employee benefits plans, programs and arrangements (it being understood that discretionary equity and equity based awards will remain discretionary) that are not less favorable, in the aggregate, than those provided to Company Employees immediately before the Effective Time; it being understood that, subject to Section 5.7(c) of this Agreement, nothing contained herein shall preclude Parent from changing or terminating any existing plan, program or arrangement pursuant to its terms, so long as Parent complies with the provisions of this sentence. From and after January 1, 2010, Company Employees will receive compensation and benefits pursuant to the welfare, compensation and employee benefit plans, programs and arrangements of Parent provided to similarly situated employees of Parent.

(b) In the event Parent makes New Plans available to Company Employees, then (A) for purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs for which prior service of Parent employees is not taken into account; and (B) to the extent permissible by applicable law and the applicable plans, in addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company employee benefit plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, life insurance and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent shall honor the Applera Corporation Corporate CIC Severance Policy, substantially on the terms set forth on Section 5.7(c) of the Company Disclosure Schedule (the “Severance Pay Plan), each of which shall be applicable in the event of a participant’s qualifying termination (as described in the CIC Plan) of employment following the Closing, all upon the terms set forth therein except that, notwithstanding anything to the contrary contained in the CIC Plan, (i) the obligation to pay severance set forth therein shall not be discretionary on the part of the Company or Parent in the event the applicable employee’s termination is a qualifying termination (i.e., one that results in the employee being eligible for severance under the terms of the CIC Plan); and (ii) the Merger shall constitute a “Change of Control” for purposes of the CIC Plan. For a period of two (2) years from and after the Effective Time, Parent shall not amend, or cause to be amended, the CIC Plan or otherwise take any action to reduce the benefits payable thereunder. The CIC Plan shall be administered by the directors of Parent who were directors of the Company prior to the Effective Time and who become directors of Parent at the Effective Time pursuant to Section 5.17, or if, at the time of any such determination, there are no former directors of the Company on the Parent Board of Directors, the Compensation Committee of the Parent Board of Directors (the “Continuing Company Directors”). The Continuing Company Directors shall have discretionary authority with respect to the interpretation and application of the CIC Plan and all determinations regarding whether a particular Company Employee is entitled to receive payments under the CIC Plan shall be made by the Continuing Company Directors, it being understood that in making such determinations the Continuing Company Directors shall act in furtherance of the purpose and intent of the CIC Plan, which is to provide compensation to former Company Employees upon a qualifying termination of employment. The decision of the Continuing Company Directors upon all matters within the scope of their authority shall be conclusive and binding on all parties. The Continuing Company Directors shall be indemnified for all good faith actions taken in connection with the CIC Plan, to the fullest extent permitted by applicable Law. Neither the Company nor Parent shall have any obligation to make payments pursuant to the CIC Plan in the event this Agreement is terminated or abandoned.

(d) Prior to the Effective Time, the Company may implement a retention program (the “Retention Program”) for the purpose of retaining the services of key Company Employees, on the terms and to the individuals as determined by, and at the sole discretion of, the Company’s executive officers in an aggregate amount not to exceed the amount set forth on Section 5.7(d) of the Company Disclosure Schedule. For purposes of such Retention Program, the retention period shall run through a date that is three (3) months following the Closing Date or such individual employee’s earlier scheduled termination date. Any payments made under the Retention Program shall be made on the earlier of thirty (30) days after the individual employees’ termination date or three (3) months after the Closing Date, or such time period as required by law, including Section 409A of the Code. The Company shall inform Parent of the key features of the Retention Program, including the key Company Employees covered by the Retention Program, and the anticipated amounts and timing of such retention payments. The Retention Program shall be developed and implemented by the executive officers of the Company in accordance with Section 5.7(f) of this Agreement.

(e) Following the date hereof, in the event that after implementation of the Retention Program described in Section 5.7(d) the Company’s executive officers reasonably determine that additional retention awards are necessary, the Company may grant additional retention awards (“Supplemental Retention Awards” and, collectively with awards under the Retention Program, “Retention Awards”) for the purpose of retaining the services of key Company Employees. Such Retention Awards shall be granted on such terms, and to such persons, as shall be reasonably determined by the Company’s executive officers. Prior to granting any Retention Award, the Company shall consult with Parent and consider Parent’s reasonable suggestions with respect thereto. Notwithstanding the foregoing, unless Parent can provide the Company’s executive officers with a compelling business reason why any Retention Award should not be granted, the Company shall have sole discretion to grant such Retention Award. The Supplemental Retention Awards shall be developed and implemented by the executive officers of the Company in accordance with the following provisions: The Company hereby acknowledges and agrees that any Supplemental Retention Awards granted pursuant to this Sections 5.7(e) shall be subject to the following: (i) such Supplemental Retention Awards shall limit, to the greatest extent possible, the payments to be made to the applicable Company Employee so that such payments constitute the minimum amount reasonably necessary to accomplish the purpose and intent of such Supplemental Retention Awards as to such employee; (ii) Supplemental Retention Awards shall be granted, as and to the extent reasonably necessary, in a manner that provides incentives to critical Company personnel to remain in the employment of the Company or its Subsidiaries; (iii) Supplemental Retention Awards shall be targeted to Company Employees performing functions that are reasonably determined to be critical to the operational success and performance of the Company, acknowledging for this purpose all reasonably applicable factors, including (A) the significance of the applicable Company Employee’s job function, (B) the relative ease or difficulty of finding a suitable replacement for such Company Employee; (C) the perceived disruption or other impact to the functioning of the Company’s businesses as a result of the possible loss of such employee; and (D) such other factors as are reasonably taken into account by the executive officers of the Company in determining which Company Employees should received Supplemental Retention Awards.

(f) Parent shall honor in accordance with their terms, and, on and after the Effective Time, shall make all payments pursuant to, without offset, deduction, counterclaim, interruption, or deferment, (i) the Company’s Incentive Compensation Program for fiscal year 2008, consistent with past practice, to the extent not paid by the Company prior to the Effective Time; (ii) the Company’s Incentive Compensation Program for fiscal year 2009, consistent with past practice; provided that, in the case of clause (ii), Parent shall make all required payments to each employee participant in such program in an amount equal to the employee’s target incentive compensation amount for fiscal year 2009, subject to the Company’s Incentive Compensation Payout formula, prorated based on the number of days during which such employee participant was employed during fiscal year 2009; and (iii) the Company Performance Unit Bonus Plan, to the extent not paid by the Company at or prior to the Effective Time.

(g) In addition to the matters addressed in Section 5.7(c), Parent shall honor all Individual Agreements and Company Plans providing for severance payments to be made to Company Employees participating in such Individual Agreements and Company Plans. After the Effective Time, all determinations regarding whether a particular Company Employee is entitled to receive severance payments or other benefits under any Individual Agreement or Company Plan shall be made by the Continuing Company Directors. In no event shall a Company Employee be entitled to severance benefits under more than one Company Plan nor shall any Company Employee covered by an Individual Agreement providing for severance benefits be entitled to severance benefits under a Company Plan.

(h) Each of the Company and Parent hereby acknowledge and agree that the consummation of the Merger will constitute a “Change in Control” or “Change of Control” (as such term is defined in the Company Plans and the Company Individual Agreements) for all purposes under the Company Plans and the Company Individual Agreements, including, without limitation, for purposes of the Applera Corporation Supplemental Executive Retirement Plan effective as of December 31, 2005 (amended and restated as of August 28, 2006). In furtherance of the foregoing, the Company and Parent each hereby acknowledge and agree that (i) at or prior to the Effective Time, the Company shall deliver to Parent a schedule (the “Rabbi Trust Payment Schedule”) setting forth the payments to be made to the Company Employees pursuant to the Company Plans and Company Individual Agreements to the extent such payments are to be made from funds placed in the trust (the “2002 Rabbi Trust”) contemplated by that certain agreement captioned Trust under Certain Applera Corporation Plans, dated September 1, 2002, between the Company and The Northern Trust Company (the “2002 Rabbi Trust Agreement ”) or the trust (the “2007 Rabbi Trust” and, together with the 2002 Rabbi Trust, the “Rabbi Trusts”) contemplated by that certain agreement captioned Trust under Supplemental Executive Retirement Plan and Specified Contracts, dated August 15, 2007, between the Company and the Northern Trust Company (the “2007 Rabbi Trust Agreement” and, together with the 2002 Rabbi Trust Agreement, the “Rabbi Trust Agreements”); (ii) at or prior to the Effective Time, the Company shall place additional funds in the Rabbi Trusts such that sufficient funds are held by the Rabbi Trusts to pay all amounts contemplated by the Rabbi Trust Payment Schedule; (iii) at or immediately after the Effective Time Parent shall make all payments to Company Employees from the funds placed in the Rabbi Trusts which are then due and payable, as set forth on the Rabbi Trust Payment Schedule; (iv) Parent shall from time to time make all other payments to Company Employees from the funds placed in the Rabbi Trusts as such payments become due and payable, as set forth on the Rabbi Trust Payment Schedule; and (v) Parent shall not seek to withdraw funds from the Rabbi Trusts and shall not challenge any decision of the Company’s Board of Directors regarding the nature, amount or timing of any funding of the Rabbi Trusts.

Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (1) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect on it or (B) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time; or (2) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.9 Filings; Other Action.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this

Agreement, including (i) obtaining all necessary actions or nonactions, clearances, waivers, consents and approvals, including the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending all lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) executing and delivering all additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly (but in no event later than fifteen (15) days after the date hereof) make their respective filings under the HSR Act, (ii) on a timely basis make their respective filings or notifications under the ECMR and any other applicable foreign statute, rule, regulation, order, decree, administrative and judicial doctrine or other Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition (collectively with the ECMR the “Foreign Competition Laws”), (iii) respond as promptly as practicable to any additional requests for information received from any Governmental Entity by any party under the HSR Act or any Foreign Competition Law, (iv) use all commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third parties or other Governmental Entities (including, without limitation, with respect to the foreign jurisdictions in which the Company’s Subsidiaries are operating any business and/or failure to file could result in administrative or criminal actions) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such required or appropriate filings and timely seeking all required or appropriate consents, permits, clearances, authorizations or approvals, and (v) use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other person, may assert under a Regulatory Law (as defined in Section 5.9(f)) with respect to the transactions contemplated hereby subject to Section 5.9(f). In furtherance of the foregoing, the parties shall cooperate and use reasonable best efforts to determine and agree upon, as soon as practicable after the date hereof, a list of those Governmental Entities in foreign jurisdictions to which it may be necessary or appropriate, pursuant to Foreign Competition Laws, to submit any filings, notifications or registrations or to take any other actions in connection with the transactions contemplated hereby; provided that the foregoing shall not affect or otherwise modify the condition to consummation of the transactions contemplated hereby set forth in Section 6.1(f) of this Agreement.

(c) Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Entity. In that regard, each party shall without limitation: (i) have the right, subject to applicable Laws relating to the exchange of information, to review in advance, and to the extent reasonably practicable consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; (ii) promptly notify the other of, and if in writing, furnish the other with copies of, any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) permit the other party or its counsel to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (iv) not participate in any meeting or oral communication with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, (v) not consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed, (vi) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement and the Merger, and (vii) furnish the other party with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.9 as “outside counsel only.” Such material and the information contained therein shall be treated in accordance with the Joint Defense, Common Interest and Confidentiality Agreement between Parent and the Company, dated May 9, 2008 and will not be disclosed to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.9, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined in Section 5.9(f) below), each of the Company and Parent shall cooperate in all respects with each other and use all reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(c) or 7.1(d) so long as such party has, prior to such termination, complied with its obligations under this Section 5.9.

(e) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and Parent shall use all reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby.

(f) Without limiting this Section 5.9, Parent and the Company agree to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Outside Date (as defined in Section 7.1(b)(i))), including, without limitation, proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company (or its Subsidiaries) or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company (or its Subsidiaries) in each case, as may be required in order to obtain any clearances or approvals required to consummate the Merger, or avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided, however, that Parent and its Subsidiaries shall not be required or permitted to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent, sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, (A) any assets or businesses of the Company or any of its Subsidiaries or (B) any assets or businesses of Parent or any of its Subsidiaries, in either case, to the extent that the sale, divestiture or other disposition of such assets would be materially adverse to the business, financial condition or the expected benefits of the Merger to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion). For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all Foreign Competition Laws, and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the communications industry or otherwise, through merger or acquisition.

Section 5.10 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.11 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a press release announcing this Agreement.

Section 5.12 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification, including rights to the advancement of expenses, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be (the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time. For a period of six (6) years from and after the Effective Time, Parent and Surviving Company shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to officers and directors contained in the Company Organizational Documents (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof, and (ii) jointly and severally indemnify the Indemnified Parties to the fullest extent permitted by applicable Law. For purposes of the foregoing: (i) in the event any claim is asserted within the six-year period during which Parent and the Surviving Company are required to maintain the indemnification arrangements of the Company and its Subsidiaries, all such rights in respect of any such claim shall continue until disposition thereof; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL, the Company Organizational Documents (or the organizational documents of the Surviving Company) or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent. For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the annual premium paid by the Company for such insurance for the fiscal year ending June 30, 2008 (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 5.12 it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

(b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(c) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any other applicable Laws.

(d) In the event that either Parent or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other persons, or (B) transfers 50% or more of its properties or assets to any person, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.12.

Section 5.13 Accountants’ “Comfort” Letters. The Company and Parent will each use commercially reasonable efforts to cause to be delivered to each other letters from their respective independent accountants, one dated as of a date within two (2) Business Days before the date of effectiveness of the Form S-4, and one dated approximately as of the Closing Date, each in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 5.14 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all commercially reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) to or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or the Company.

Section 5.15 Control of Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other’s operations prior to the Effective Time. Prior to the Effective Time, Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.16 Financing Commitments.

(a) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Commitment Letter, including using commercially reasonable efforts to (i) maintain in effect the Financing Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub’s obtaining the Financing that are within their control, (iii) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment Letter, and (iv) consummate the Financing at or prior to the Closing. Without the Company’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, replacement, supplement, or other modification of, or waive any of its material rights under, the Financing Commitment Letter or any definitive agreements related to the Financing Commitment Letter (including any and all fee letters), if such amendment, replacement, supplement or other modification or waiver would reasonably be expected to prevent, materially delay, or materially impede the consummation of the Financing or the transactions contemplated by this Agreement; and provided that, for the avoidance of doubt, Parent and Merger Sub may (without the prior consent of the Company) replace and amend the Financing Commitment Letter to add lenders, lead arrangers, book runners, syndication agents, or similar entities that had not executed the Financing Commitment Letter as of the date of this Agreement, so long as any such addition would not reasonably be expected to prevent, materially hinder, or materially delay the consummation of the Financing or the transactions contemplated by this Agreement. Upon any such amendment, replacement, supplement, or modification of any of the Financing Commitment Letter in accordance with this Section 5.16(a), the term “Financing Commitment Letter” shall mean the Financing Commitment Letter as so amended, replaced, supplemented, or modified in accordance with this Section 5.16(a), and the term “Financing” shall mean the financing contemplated by the Financing Commitment Letter as so amended, replaced, supplemented or modified.

(b) Parent shall give the Company prompt written notice of any material breach by any party of any of the Financing Commitment Letter of which Parent becomes aware or any termination of the Financing Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of material developments with respect to the status of its efforts to arrange and consummate the Financing.

(c) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause the respective officers and employees of the Company, and use its commercially reasonable efforts to cause the Representatives of the Company to provide to Parent and Merger Sub, all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Financing, including the following: (i) causing the Company’s senior officers to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions, and sessions with rating agencies; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Financing; (iii) assisting with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, and other definitive financing documents on terms satisfactory to Parent, provided that no obligation of the Company under any such document or agreement shall be effective until the Effective Time; (iv) facilitating the pledging of collateral, provided that no pledge shall be effective until the Effective Time; (v) furnishing on a confidential basis to Parent and Merger Sub and their financing sources, as promptly as practicable, with such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and other financial data required by the Financing Commitment Letter (the “Required Information”); (vi) requesting the Company’s independent auditors to prepare and deliver “comfort letters,” dated the date of each offering document used in connection with any transaction in connection with the Financing (with appropriate bring-down comfort letters delivered on the closing date of the Financing), in compliance with professional standards and otherwise on terms reasonably acceptable to Parent and Merger Sub, as the case may be; and (vii) requesting that the administrative agent and collateral agent under the existing credit facility of the Company provide a debt payoff letter and related ancillary agreements, in each of the foregoing cases as may be necessary and customary in connection with a financing substantially similar to the Financing; provided that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; provided further that, notwithstanding anything in this Agreement to the contrary, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing, or (3) be required to incur any other liability in connection with the Financing contemplated by the Financing Commitment Letter. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees, and Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than arising from information provided by the Company, any of its Subsidiaries, or any of their respective Representatives), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, any of its Subsidiaries, or any of their respective Representatives.

Section 5.17 Corporate Governance. On or prior to the Effective Time, the Board of Directors of Parent shall cause the number of directors that will constitute the entire Board of Directors of Parent immediately following the Effective Time to be twelve. Of the members of such Board of Directors, nine shall be current members of the Board of Directors of Parent as identified in Section 5.17 of the Parent Disclosure Schedule, and three shall be directors designated by the Company as may be mutually agreed by Parent and the Company. The three former directors of the Company shall each be placed in a different class of the Board of Directors of Parent. On or prior to the Effective Time, Parent shall appoint Mark P. Stevenson as the President and Chief Operating Officer of Parent.

Section 5.18 Parent Name Change. Prior to the Effective Time, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (a) to form a Delaware corporation, all of the outstanding shares of capital stock of which shall be owned by Parent (the “Name Change Sub”), and (b) immediately prior to the Effective Time, to merge the Name Change Sub with and into Parent pursuant to Section 253 of the DGCL, with Parent surviving, for the sole purpose of changing the name of Parent to “Applied Biosystems, Inc.” (the “Parent Name Change”).

Section 5.19 Consents. From and after the date hereof, Parent and the Company will each use their respective commercially reasonable efforts to obtain any material consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ respective contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained, all in accordance with applicable Law.

(b) The Parent Stockholder Approval shall have been obtained, all in accordance with applicable Law and the rules and regulations of the Nasdaq Global Select Market.

(c) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or Governmental Entity which prohibits the consummation of the Merger or the issuance of the Stock Consideration, and shall continue to be in effect.

(d) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

(e) The shares of Parent Common Stock issuable in the Merger and the shares of Parent Common Stock to be reserved for issuance upon the exercise, vesting, or payment under any Parent Exchange Option shall have been approved for listing on the Nasdaq Global Select Market or, if the Parent Common Stock is then listed for trading on the New York Stock Exchange, then on the New York Stock Exchange, in each case, subject only to official notice of issuance.

(f) (i) The applicable waiting periods and any approvals applicable to the Merger under the HSR Act, the ECMR and other approvals set forth in Section 6.1(f) of the Parent Disclosure Schedule shall have expired or been earlier terminated or shall have been obtained, as applicable, and (ii) any other Company Approvals and Parent Approvals, including any applicable approvals under any non-United States antitrust, competition or investment Laws not referenced in clause (i) above, required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any such Company

Approvals and Parent Approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent shall have been obtained (collectively, the “Required Approvals”).

(g) Each of the Company and Parent shall have received a Tax Opinion of its respective Tax Counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. Each Tax Counsel shall be entitled to rely upon representation letters from each of the Company, Parent, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such Tax Counsel. Each such representation letter shall be dated as of the date of such Tax Opinion. The opinion conditions referred to in this Section 6.1(g) shall not be waivable after receipt of the Company Stockholder Approval and the Parent Stockholder Approval, unless further approval of the stockholders of the Company or Parent, as the case may be, is obtained with appropriate disclosure.

(h) The Celera Separation shall have been consummated, substantially on the terms set forth in the Separation Agreement.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of Parent contained herein (other than the representation and warranties set forth in Sections 4.2 and 4.3(a)) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Effective Time and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein); and (ii) the representations and warranties of Parent set forth in Sections 4.2 and 4.3(a) and 4.4(b) shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

(b) Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Board of Directors of Parent shall have taken all actions, including the adoption of resolutions (which resolutions shall remain in full force and effect), necessary to increase the number of directors constituting the Board of Directors of

Parent in accordance with Section 5.17 and appoint those persons named in Section 5.17 of the Company Disclosure Schedule to positions on the Board of Directors of Parent in the classes identified therein;

(d) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or any Executive Vice President certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and

(e) Except as disclosed in the Parent SEC Documents (in each case excluding any disclosures set forth in any section of a filed Parent SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or in the Parent Disclosure Schedule or as expressly contemplated by this Agreement, since the date of this Agreement, there shall have been no event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a Material Adverse Effect on Parent.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of the Company contained herein (other than the representations and warranties in Sections 3.2(a) and 3.3(a)) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time, except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein); and (ii) the representations and warranties of the Company set forth in Sections 3.2(a) and 3.3(a) shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

(b) The Company, shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Executive Vice President certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any section of a filed Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or in the Company Disclosure Schedule or as expressly contemplated by this Agreement, since the date of this Agreement, there shall have been no event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Sections 7.1(a), (b)(i), (b)(ii), (c) and (d), may be taken or authorized before or after the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be, (B) in the case of Sections 7.1(e), (f) and (g), may be taken or authorized only before the Parent Stockholder Approval or the Company Stockholder Approval, as the case may be, and (C) in the case of Sections 7.1(b)(iii) and (iv), may be taken or authorized only after the Parent Stockholders’ Meeting where a vote was taken or the Company Stockholders’ Meeting where a vote was taken, as the case may be:

(a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines;

(b) by written notice of either the Company or Parent (as authorized by the Board of Directors of the Company or Parent, as applicable):

(i) if the Merger shall not have been consummated by March 11, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such Outside Date; and provided further that if on the Outside Date all conditions to consummation of the transactions contemplated hereby set forth in Article VI of this Agreement (other than those that by their terms are to be satisfied at the Closing) are satisfied except that the Company or Parent shall not yet have obtained any Required Approval arising under Regulatory Laws, then the Outside Date shall automatically be extended until June 11, 2009;

(ii) if a Governmental Entity that is of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree or ruling;

(iii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting, or at any adjournment, postponement or continuation thereof, at which the vote was taken; or

(iv) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment, postponement or continuation thereof, at which the vote was taken.

(c) by the Company (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within the earlier of the Outside Date or thirty (30) days after written notice thereof shall have been received by Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements such that the conditions in Sections 6.3(a) and 6.3(b) are incapable of being satisfied;

(d) by Parent (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within the earlier of the Outside Date or thirty (30) days after written notice thereof shall have been received by the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Parent is then in material breach of any of its representations, warranties, covenants or agreements such that the conditions in Sections 6.2(a) and 6.2(b) are incapable of being satisfied;

(e) by the Company (as authorized by its Board of Directors), at any time prior to Parent Stockholder Approval, if Parent, the Parent Board of Directors or any committee thereof, for any reason, shall have (i) failed to call or hold the Parent Stockholders’ Meeting in accordance with Section 5.5(b), (ii) failed to include in the Joint Proxy Statement distributed to the stockholders of Parent the recommendation of Parent’s Board of Directors in favor of the Stock Issuance, or (iii) withdrawn, modified or changed the Parent Board Recommendation in a manner adverse to the Company;

(f) by Parent (as authorized by its Board of Directors), at any time prior to the Company Stockholder Approval, if the Company, the Company’s Board of Directors or any committee thereof, for any reason, shall have (i) failed to call or hold the Company Stockholders’ Meeting in accordance with Section 5.5(b), (ii) failed to include in the Joint Proxy Statement distributed to the stockholders of the Company the recommendation of the Company’s Board of Directors that such stockholders adopt and approve this Agreement and approve the Merger, or (iii) withdrawn, modified or changed the Company Board Recommendation in a manner adverse to Parent; or

(g) by the Company, at any time prior to the Company Stockholder Approval, if (i) the Company receives a Superior Proposal in accordance with Section 5.4, (ii) the Company’s Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning the transaction that constitutes a Superior Proposal; (iv) the Company has complied in all material respects with its obligations under Section 5.4(d); (v) Parent does not make, within the Notice Period, an offer that the Board of Directors of the Company determines, in good faith (after consultation with its financial advisors and outside legal advisors), is at least as favorable to the Company’s stockholders as the Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during the Notice Period; and (vi) the Company, at or prior to any termination of this Agreement pursuant to this Section 7.1(g), pays to Parent the Company Termination Fee.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Company as provided in Section 7.1 of this Agreement and, if applicable, any payment of a Company Termination Fee or Parent Termination Fee, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties or their respective Subsidiaries, officers or directors except (i) as set forth in Section 5.3, 5.11, this Section 7.2, Section 7.3 and Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation or warranty of such party contained herein or any breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Payments made pursuant to Section 7.3 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

Section 7.3 Payments.

(a) Company Termination Fee. In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.1(f) or by the Company pursuant to Section 7.1(g) or (ii) (A) any person shall have made an Alternative Transaction Proposal for the Company after the date hereof which proposal has been publicly disclosed and not withdrawn and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iv) and (B) within twelve (12) months after the termination of this Agreement, an Alternative Transaction shall have been consummated or any definitive agreement with respect to such Alternative Transaction shall have been entered into, the Company shall pay Parent a fee equal to $150 million in immediately available funds (the “Company Termination Fee”) simultaneously with such termination, in the case of a termination described in clause (i) above, or promptly upon such fee becoming payable under clause (ii) above, in the event of a termination described in clause (ii) above. For the purposes of the foregoing clause (ii)(B) above, the term “Alternative Transaction” shall have the meaning assigned to such term in Section 5.4 of this Agreement except that the references to “25%” in the definition of “Alternative Transaction” in Section 5.4 of this Agreement shall be deemed to be references to “50%.”

(b) Parent Termination Fee. In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.1(e) or (ii) (A) any person shall have made an Alternative Transaction Proposal for Parent after the date hereof which proposal has been publicly disclosed and not withdrawn and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) and (B) within twelve (12) months after the termination of this Agreement, an Alternative Transaction shall have been consummated or any definitive agreement with respect to such Alternative Transaction shall have been entered into, Parent shall pay the Company a fee equal to $150 million in immediately available funds (the “Parent Termination Fee”) simultaneously with such termination, in the case of a termination described in clause (i) above, or promptly upon such fee becoming payable under clause (ii) above, in the event of a termination described in clause (ii) above. For the purposes of the foregoing clause (B) above, the term “Alternative Transaction” shall have the meaning assigned to such term in Section 5.4 of this Agreement except that the references to “25%” in the definition of “Alternative Transaction” in Section 5.4 of this Agreement shall be deemed to be references to “50%.”

(c) Interest and Costs; Other Remedies. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment. Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the rate of interest per annum publicly announced by Bank of America, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) as its prime rate at its principal office in New York City, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by Section 7.2 of this Agreement.

Section 7.4 Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of the Company and Parent and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company and Parent there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval nor any amendment or change not permitted under applicable Law.

Section 7.5 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and Parent may:

(a) extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the filing of the Registration Statement and the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be shared equally by the Company and Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

Section 8.6 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Invitrogen Corporation
5791 Van Allen Way
Carlsbad, CA 92008
Attention:	General Counsel
(with a copy to the Corporate Secretary)
Telecopy:	(760) 603-2813

With a copy to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attention:	Jonathan Klein, Esq.
Steven Wasserman, Esq.
Telecopy:	(212) 884-8502

To the Company:

Applera Corporation
301 Merritt 7
Norwalk, Connecticut 06851
Attention:	Chief Executive Officer
(with a copy to the Corporate Secretary)
Telecopy:	(203) 840-2922

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, Delaware 19801
Attention:	Robert B. Pincus, Esq.
Steven J. Daniels, Esq.
Telecopy:	(302) 651-3001

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Date For Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Parties under Section 5.12, (ii) the rights of the holders of Company Common Stock to receive the Merger Consideration, and the rights of holders of Company Stock Options to receive Parent Exchange Options in accordance with the provisions of this Agreement and (iii) the rights of the Company Employees granted under Sections 2.4 and 5.7, and (iv) the right of the Company, on behalf of the holders of Company Common Stock and holders of Company Stock Options, to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s intentional breach of this Agreement, fraud, wrongful repudiation or termination of this Agreement, or wrongful failure to consummate the Merger, provided, however, that the rights granted pursuant to clause (iv) of this Section 8.11 shall only be enforceable on behalf of the holders of Company Common Stock and the holders of Company Stock Options by the Company in its sole and absolute discretion.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity. References in this Agreement to “associate” shall have the meaning set forth in Section 12b-2 of the Exchange Act.

(b) Each of the following terms is defined on the pages set forth opposite such term:

1 1/2% Notes	40	Celera Group Common Stock	21
2% Notes	40	Celera Separation	5
2002 Rabbi Trust	77	Certificate of Merger	6
2002 Rabbi Trust Agreement	77	Certificates	11
2007 Rabbi Trust	77	Claims	29
2007 Rabbi Trust Agreement	77	Closing Date	6
3 1/4% Notes	40	Code	6
Adverse Recommendation Change	67	Company	5
affiliates	96	Company 1999 Plan	21
Agreement	5	Company Approvals	24
Alternative Transaction	70	Company Board Recommendation	73
Alternative Transaction Proposal	70	Company Book-Entry Shares	11
associate	96	Company Common Stock	8
Available Cash Election Amount	9	Company Disclosure Schedule	19
Business Day	6	Company Employees	74
Cancelled Shares	10	Company Environmental Claims	27
Cash Electing Company Share	8	Company Equity Plans	21
Cash Election	8	Company Foreign Benefit Plan	28
Cash Election Amount	9	Company Inactive Equity Plans	21
Cash Fraction	9	Company Individual Agreement	27
Celera 1999 Plan	22	Company Material Contracts	36
Celera Corporation	5	Company Organizational Documents	24
Celera Group	5	Company Permits	26

Company Plans	27	Liens	21
Company Preferred Stock	21	Material Adverse Effect	19
Company Qualified Plans	27	Material Intellectual Property	34, 50
Company Rights	22	Maximum Amount	82
Company Rights Agreement	22	Merger	5
Company SEC Documents	24	Merger Consideration	8
Company Significant Subsidiaries	21	Merger Sub	5
Company Stock Option	17	Mixed Consideration	8
Company Stockholder Approval	35	Mixed Consideration Electing Share	8
Company Stockholders’ Meeting	72	Mixed Election	8
Company Termination Fee	91	Mixed Election Stock Exchange Ratio	8
Confidentiality Agreement	67	Name Change Sub	85
Continuing Company Directors	75	New Plans	74
control	96	Non-Electing Company Share	12
controlled by	96	Notice Period	69
Convertible Preferred Stock	39	NYSE	24
Current Offering	18	Old Plans	75
DGCL	5	Outside Date	88
Dissenting Shares	11	Parent	5
DLLCA	5	Parent 1997 LTIP	40
ECMR	24	Parent 1997 Plan	40
Effect	19	Parent 2000 Plan	40
Effective Time	7	Parent 2001 Plan	40
Election Date	12	Parent 2002 Plan	40
Environmental Laws	26	Parent 2004 Plan	40
ERISA	28	Parent Approvals	41
ESPPs	18	Parent Board Recommendation	73
Exchange Act	12	Parent Certificates	13
Exchange Agent	11	Parent Common Stock	39
Exchange Fund	13	Parent Credit Agreement	64
Exchange Ratio	9	Parent Disclosure Schedule	38
FDA	26	Parent Environmental Claims	44
FDCA	26	Parent Equity Plans	40
Financing	53, 84	Parent Exchange Option	17
Financing Commitment Letters	83	Parent Foreign Benefit Plan	46
Foreign Competition Laws	78	Parent Individual Agreement	45
Form of Election	11	Parent Material Contracts	52
Form S-4	30	Parent Name Change	85
GAAP	25	Parent Notes	64
Governmental Entity	24	Parent Organizational Documents	42
HSR Act	24	Parent Permits	44
Indemnified Parties	81	Parent Plans	44
Intellectual Property	35	Parent Preferred Stock	39
Joint Proxy Statement	30	Parent Qualified Plans	45
knowledge	27	Parent Rights Agreement	39
Laws	26	Parent SEC Documents	42

Parent Significant Subsidiaries	39	Separation Agreement	19
Parent Stockholder Approval	52	Series B Preferred Stock	39
Parent Stockholders’ Meeting	72	Shares	8
Parent Termination Fee	91	Stock Consideration	9
Per Share Cash Amount	8	Stock Electing Company Share	9
Per Share Cash Election Consideration	9	Stock Election	9
person	96	Stock Issuance	5
Principal Market	10	Stock Option Conversion Fraction	17
Rabbi Trust Agreements	77	Stock Unit Award	18
Rabbi Trust Payment Schedule	77	Subsequent Company SEC Documents	24
Rabbi Trusts	77	Subsequent Parent SEC Documents	42
Redeemable Preferred Stock	39	Subsidiaries	96
Regulatory Law	81	Superior Proposal	70
Representatives	66	Supplemental Retention Awards	76
Required Approvals	86	Surviving Company	6
Required Information	84	Tax Authority	32
Restricted Stock	18	Tax Counsel	73
Restricted Stock Unit Award	18	Tax Opinion	73
Retention Awards	76	Tax Return	32
Retention Program	76	Taxes	32
Sarbanes-Oxley Act	25	Termination Date	55
SEC	21	the	75
Section 262	11	Twenty-Day VWAP	10
Securities Act	24	under common control with	96
Senior Debt Commitment Letter	53	Weighted Average Price	10

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INVITROGEN CORPORATION

By:	/s/ John A. Cottingham
Name: John A. Cottingham
Title: Senior Vice President, General Counsel and Secretary

ATOM ACQUISITION, LLC

By Invitrogen Corporation, as its Sole Member

By:	/s/ John A. Cottingham
Name: John A. Cottingham
Title: Senior Vice President, General Counsel and Secretary

APPLERA CORPORATION

By:	/s/ Tony L. White
Name: Tony L. White
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]